Exhibit 99.3

SAFE HARBOR MARINAS, LLC

CONSOLIDATED FINANCIAL STATEMENTS

For the years ended 2019 & 2018

Safe Harbor Marinas, LLC

Ernst & Young LLP One Victory Park Suite 2000 2323 Victory Avenue Dallas, TX 75219	Tel: +1 214 969 8000 Fax: +1 214 969 8587 ey.com

Report of Independent Auditors

To the Board of Managers and Management

We have audited the accompanying consolidated financial statements of Safe Harbor Marinas, LLC (the Company), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in members’ capital and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Safe Harbor Marinas, LLC at December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

April 8, 2020

Safe Harbor Marinas, LLC

Consolidated Balance Sheets

As of December 31, 2019 and 2018

(in thousands)

	2019	2018
ASSETS:
Current assets
Cash	$4,125	$2,065
Restricted cash	3,815	500
Accounts receivable, net of allowance of $928 and $728, respectively	16,110	13,431
Insurance proceeds receivable	365	743
Inventories, net of allowance of $257 and $231, respectively	3,968	3,537
Prepaid expenses	7,493	3,566
Held for sale condominium assets	—	310
Condominium assets	460	1,988
Other current assets	84	219

Total current assets	36,420	26,359

Property and equipment, net	951,425	713,613
Goodwill	1,940	1,940
Intangible assets, net	1,477	1,256
Other assets	9,961	8,074

Total assets	$1,001,223	$751,242

LIABILITIES & MEMBERS’ CAPITAL:
Current liabilities
Accounts payable and accrued expenses	$20,492	$20,205
Customer deposits	6,241	5,624
Deferred revenue	29,713	23,528
Earn-out	439	2,000
Other current liabilities	—	10

Total current liabilities	56,885	51,367

Long-term debt, net	601,510	371,071
Long-term customer deposits	5,008	4,241
Intangible liabilities, net	3,161	3,208
Other long-term liabilities	694	243

Total liabilities	667,258	430,130

Commitments and contingencies (Note 10)
Safe Harbor Marinas, LLC capital	329,727	321,112
Non-controlling interest	4,238	—

Total members’ capital	333,965	321,112

Total liabilities & members’ capital	$1,001,223	$751,242

See Notes to Consolidated Financial Statements

2

Safe Harbor Marinas, LLC

Consolidated Statements of Operations

For the years ended December 31, 2019 and 2018

(in thousands)

	2019	2018
REVENUES:
Storage	$132,876	$108,610
Lease	10,969	8,459
Rentals	7,130	6,645
Retail, fuel, restaurants	41,636	29,322
Service	68,776	52,743
Management fee	4,492	4,192
Other	12,890	9,873

Total revenues	278,769	219,844
OPERATING EXPENSES:
Cost of rentals	2,490	2,444
Cost of retail, fuel, restaurants	32,983	23,993
Cost of service	45,275	35,900
Cost of management fee	3,900	3,475
Cost of other	479	296
Selling, general and administrative	123,846	98,287
Depreciation and amortization	42,713	33,338
Loss on disposal of assets	3,728	405
Acquisition related expenses	1,949	2,886
Loss (gain) on contingent consideration	307	(1,167)

Total expenses	257,670	199,857

Income from operations	21,099	19,987
OTHER EXPENSE (INCOME):
Interest expense	22,512	16,366
Interest income	(20)	(24)
Unrealized loss on interest rate instruments	1,732	752
Loss on debt extinguishment	4,003	3,826
Other income, net	(659)	(399)

Total other expense (income)	27,568	20,521
Net loss	(6,469)	(534)
Less: Net loss attributable to non-controlling interest	(12)	—

Net loss attributable to Safe Harbor Marinas, LLC	$(6,457)	$(534)

See Notes to Consolidated Financial Statement

3

Safe Harbor Marinas, LLC

Consolidated Statements of Changes in Members’ Capital

For the years ended December 31, 2019 and 2018

(in thousands)

	Class B Unitholders	Class A Unitholders	Safe Harbor Marinas, LLC Capital	Non-Controlling Interest	Total Member’s Capital
Balance at December 31, 2017	$104,000	$153,027	$257,027	$—	$257,027
Contributions	25,049	262,421	287,470	—	287,470
Issuance of units in connection with acquisition	—	6,250	6,250	—	6,250
Distributions	(7,083)	(23,891)	(30,974)	—	(30,974)
Redemptions	(57,407)	(142,593)	(200,000)	—	(200,000)
Equity issuance costs	—	(2,262)	(2,262)	—	(2,262)
Related party loan to purchase equity	—	(48)	(48)	—	(48)
Unit-based compensation expense	—	4,271	4,271	—	4,271
Taxes paid on vested LTIPs	—	(88)	(88)	—	(88)
Net income (loss)	7,083	(7,617)	(534)	—	(534)

Balance at December 31, 2018	$71,642	$249,470	$321,112	$—	$321,112

Contributions	—	50,000	50,000	4,250	54,250
Distributions	(6,542)	(32,270)	(38,812)	—	(38,812)
Equity issuance costs	—	(28)	(28)	—	(28)
Related party loan to purchase equity	—	5	5	—	5
Unit-based compensation expense	—	4,469	4,469	—	4,469
Taxes paid on vested LTIPs	—	(562)	(562)	—	(562)
Net income (loss)	6,542	(12,999)	(6,457)	(12)	(6,469)

Balance at December 31, 2019	$71,642	$258,085	$329,727	$4,238	$333,965

See Notes to Consolidated Financial Statements

4

Safe Harbor Marinas, LLC

Consolidated Statements of Cash Flows

For the years ended December 31, 2019 and 2018

(in thousands)

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,469)	$(534)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	42,713	33,338
Loss on disposal of assets	3,728	405
Bad debt expense (recoveries)	879	(193)
Unrealized loss - interest rate instruments	1,732	752
Unit compensation expense	4,469	4,271
Non-cash interest - deferred debt issuance amortization	1,862	1,402
Below market lease amortization	(45)	(45)
Loss (gain) on contingent consideration	307	(1,167)
Loss on extinguishment of debt	4,003	3,826
Inventory obsolence expense (relief)	26	(283)
Changes in assets and liabilities:
Accounts receivable	(3,519)	(1,054)
Prepaid expenses	(3,432)	(879)
Inventories	838	385
Other assets	(644)	(1,148)
Accounts payable and accrued expenses	(2,143)	1,061
Customer deposits	303	822
Deferred rent	105	(131)
Deferred revenue	1,291	645
Other liabilities	(262)	(204)

Net cash provided by operating activities	45,742	41,269
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases/improvements of property and equipment	(48,024)	(36,135)
Proceeds from sale of property & equipment	611	96
Proceeds from the sale of condominium assets	2,191	3,975
Expenditures related to insured damages	(1,983)	(3,405)
Proceeds from insurance reimbursements	1,234	2,821
Acquisition of marina properties, net of cash acquired	(229,067)	(148,288)
Repayments of notes receivable	46	130
Proceeds from the sale of investments	—	100

Net cash used in investing activities	(274,992)	(180,706)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving lines of credits	107,500	128,950
Repayments of revolving lines of credits	(27,000)	(108,519)
Proceeds from credit facility	150,000	350,000
Repayments of credit facility	—	(258,073)
Repayments of mortgage loans	—	(24,214)
Payment of debt issuance costs	(8,855)	(8,285)
Contributions from members	50,000	262,421
Preferred contributions from members	—	25,049
Distributions to members	(38,812)	(31,160)
Taxes paid on vested LTIPs	(562)	—
Member redemptions	—	(200,000)
Contributions from non-controlling interest	4,250	—
Equity issuance costs	(28)	(2,262)
Purchase of interest rate instruments	—	(3,494)
Termination of interest rate instruments	—	(1,738)
Settlement of earn-out	(1,868)	(3,485)

Net cash provided by financing activities	234,625	125,190
Increase (decrease) in cash and restricted cash	5,375	(14,247)
CASH AND RESTRICTED CASH, beginning of year	2,565	16,812
CASH AND RESTRICTED CASH, end of year	$7,940	$2,565

See Notes to Consolidated Financial Statements

5

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

1. Organization and Description of Business

Safe Harbor Marinas, LLC (“Safe Harbor”) is an owner and operator of marinas throughout the United States. Safe Harbor was formed in June 2015 for the purpose of acquiring direct interests in marina properties. Safe Harbor began operations on September 29, 2015 (“Inception”) when it acquired its first group of marinas and International Marina Group I, LP (“IMG”), which became a wholly owned subsidiary responsible for all of Safe Harbor’s management and personnel matters. Since Inception, Safe Harbor has acquired additional marina properties and as of December 31, 2019, Safe Harbor owned 88 marinas, two condominium developments, corporate entities and provided third party management services to another six marinas. All references to “we”, “us”, “our” and the “Company” and similar expressions are references to Safe Harbor and our consolidated subsidiaries, unless otherwise expressly stated or the context otherwise requires.

As of December 31, 2019, Safe Harbor owned the following marinas:

Marina Property	Location	Acquisition Date
Anacapa Isle Marina	Oxnard, CA	April 21, 2016
Aqua Yacht Harbor	Iuka, MS	September 29, 2015
Aqualand Marina	Flowery Branch, GA	September 29, 2015
Ashley Fuels	Charleston, SC	October 15, 2018
Ballena Isle Marina	Alameda, CA	April 21, 2016
Beaufort Downtown Marina	Beaufort, SC	August 01, 2019
Beaver Creek Marina	Monticello, KY	November 20, 2015
Belle Maer Harbor	Harrison Township, MI	October 09, 2018
Bohemia Vista Marina	Chesapeake Bay, MD	November 06, 2015
Brady Mountain Resort & Marina	Royal, AR	May 06, 2016
Bristol Marina	Charleston, SC	October 15, 2018
Bruce & Johnson’s Marina	Branford, CT	January 20, 2017
Burnside Marina	Somerset, KY	November 20, 2015
Burnt Store Marina	Punta Gorda, FL	January 06, 2017
Cabrillo Isle Marina	San Diego, CA	April 21, 2016
Calusa Island Marina	Goodland, FL	March 15, 2017
Cape Harbour Marina	Cape Coral, FL	January 6, 2017
Capri Marina	Port Washington, NY	January 20, 2017
Carroll Island Marina	Baltimore, MD	July 08, 2019
Charleston City Boatyard	Charleston, SC	October 15, 2018
Charleston City Marina	Charleston, SC	October 15, 2018
Cove Haven Marina	Barrington, RI	January 20, 2017
Cowesett Marina	Warwick, RI	January 20, 2017
Crystal Point Marina	Point Pleasant, NJ	November 06, 2015
Dauntless Marina	Essex, CT	January 20, 2017
Dauntless Shipyard	Essex, CT	January 20, 2017
Deep River Marina	Deep River, CT	January 20, 2017
Eagle Cove Marina	Byrdstown, TN	November 20, 2015
Emerald Point Marina	Austin, TX	September 29, 2015
Emeryville Marina	Emeryville, CA	October 08, 2015
Essex Island Marina	Essex, CT	January 20, 2017
Ferry Point Marina	Old Saybrook, CT	January 20, 2017
Fiddler’s Cove Marina	Falmouth, MA	January 20, 2017
Gaines Marina	Rouses Point, NY	October 15, 2019

6

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

Marina Property	Location	Acquisition Date
Glen Cove Yacht Yard	Glen Cove, NY	January 20, 2017
Grand Isle Marina	Grand Haven, MI	June 16, 2016
Great Lakes Marina	Muskegon, MI	November 06, 2015
Green Harbor Marina	Green Harbor, MA	January 20, 2017
Greenport Yacht Yard	Greenport, NY	January 20, 2017
Greenwich Bay Marina	Warwick, RI	January 20, 2017
Hacks Point Marina	Chesapeake Bay, MD	November 06, 2015
Harbor House Marina	Stamford, CT	July 11, 2017
Harbors View Marina	Afton, OK	October 08, 2015
Harbortown Marina	Fort Pierce, FL	September 29, 2015
Haverstraw Marina	West Haverstraw, NY	November 19, 2019
Hawthorne Cove	Salem, MA	January 20, 2017
Hideaway Bay Marina	Flowery Branch, GA	November 05, 2019
Holly Creek Marina	Celina, TN	November 20, 2015
Island Park Marina	Portsmouth, RI	December 06, 2019
Jamestown Marina	Jamestown, KY	September 29, 2015
Jefferson Beach Marina	St. Clair Shores, MI	June 13, 2018
Lakefront Marina	Port Clinton, OH	November 06, 2015
Manasquan River Club	Brick Township, NJ	November 06, 2015
Marina Bay on Boston Harbor	Quincy, MA	September 29, 2015
Mystic Yacht Yard	Mystic, CT	January 20, 2017
New England Boatworks	Portsmouth, RI	May 07, 2019
New Port Cove Marine Center	Riviera Beach, FL	February 28, 2018
Newport Shipyard	Newport, RI	October 01, 2019
North Palm Beach Marina	North Palm Beach, FL	February 28, 2018
Old Port Cove Marina	North Palm Beach, FL	February 28, 2018
Onset Bay Marina	Buzzards Bay, MA	January 20, 2017
Oxford Boatyard & Marina	Oxford, MD	January 20, 2017
Pier 121 Marina	Lewisville, TX	November 20, 2015
Pier 77 Marina	Bradenton, FL	March 25, 2019
Pilots Point Marina	Westbrook,CT	January 20, 2017
Plymouth Marine	Plymouth, MA	January 20, 2017
Port Royal Landing	Port Royal, SC	August 19, 2019
Post Road Boatyard	Mamaroneck, NY	January 20, 2017
Regatta Pointe Marina	Palmetto, FL	February 28, 2019
Sakonnet Marina	Portsmouth, RI	January 20, 2017
Sandusky Harbor Marina	Sandusky, OH	November 06, 2015
Shelburne Shipyard	Shelburne, VT	October 28, 2019
Siesta Key Marina	Sarasota, FL	December 09, 2019
Skull Creek Marina	Hilton Head, SC	July 29, 2019
South Harbour Village	Southport, NC	September 30, 2019
Stirling Harbor Marina	Greenport, NY	January 20, 2017
Stratford Marina	Stratford, CT	January 20, 2017
Sunset Bay Marina	Hull, MA	December 10, 2019
Toledo Beach Marina	La Salle, MI	June 13, 2018
Trade Winds Marina	Appling, GA	September 29, 2015
Ventura Isle Marina	Ventura, CA	April 21, 2016

7

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

Marina Property	Location	Acquisition Date
Walden Marina	Montgomery, TX	September 29, 2015
Westport Marina	Denver, NC	February 19, 2019
Wickford Cove	North Kingstown, RI	January 20, 2017
Willsboro Bay Marina	Willsboro, NY	October 15, 2019
Yacht Haven Marina	Stamford, CT	January 20, 2017
Zahniser’s Yachting Center	Solomons, MD	March 07, 2018

On October 8, 2019, the Company entered into a joint venture with HSC South Fork, LLC, an affiliate of the Hix Snedeker Companies LLC. SHM South Fork JV, LLC (“SFJV”) was created for the sole purpose of acquiring land and constructing a marina in Fort Lauderdale, Florida. In accordance with the Amended and Restated Limited Liability Company Agreement (“JV Agreement”), the Company, via its wholly owned subsidiary, is the controlling member of SFJV and the joint venture owns 100% of the following marina as of December 31, 2019.

Marina Property	Location	Acquisition Date
South Fork Marina	Fort Lauderdale, Florida	October 08, 2019

Additionally, IMG managed six marinas on behalf of various owners as of December 31, 2019.

Marina Property	Location
Harborage Marina	St Petersburg, FL
Highport Marina	Pottsboro, TX
Pineland Marina	Bokeelia, FL
Scott’s Landing	Grapevine, TX
Silver Lake Marina	Grapevine, TX
Twin Coves Marina	Flower Mound, TX

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) and include the consolidated accounts of Safe Harbor and its controlled subsidiaries. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, “Consolidation” (“ASC 810”), as the controlling member of SFJV, the balance sheets and statements of operations have been consolidated in the Company’s financial results with disclosure of the non-controlling interest as appropriate. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company does not have any components of other comprehensive income (loss) recorded within its consolidated financial statements; and therefore, does not separately present a statement of comprehensive income (loss) in its consolidated financial statements.

Certain amounts previously presented as other income, net for the year ended December 31, 2018 have been reclassified to other revenues and as a reduction to cost of service in order to conform with to the presentation for the year ended December 31, 2019. As the Company has continued to grow, these line items have increased in materiality and have been determined to be a part of the Company’s normal operations.

8

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

For the year ended December 31, 2018

(in thousands)

	As Reported	Adjustment	As Revised
Other	9,228	645	9,873
Cost of service	36,172	(272)	35,900
Other income, net	(1,316)	917	(399)

Subsequent events for the reporting period ended December 31, 2019 were evaluated through April 8, 2020, the date the Company issued its financial statements.

Use of Estimates

Preparing financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements. Management bases our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Because of the use of estimates inherent in the financial reporting process, actual results may differ from these estimates.

Segment Information

ASC Topic 280, “Segment Reporting” (“ASC 280”), establishes standards for the way the business enterprises report information about operating segments in its financial statements. In accordance with ASC 280, management has determined that we have one operating segment and one reportable segment. Our chief operating decision maker (“CODM”) is our Chief Executive Officer (“CEO”); our CODM reviews financial performance and allocates resources at a consolidated level on a recurring basis. All of our assets are located in the United States. All of our revenue is derived in the United States.

Cash

Cash consists of cash on hand and cash in bank accounts.

Restricted Cash

Restricted cash primarily consists of cash deposited in escrow accounts to be used for future acquisitions. As of December 31, 2018, the Company had $0.5 million in escrow on deposit with the title company related to the acquisition of Regatta Pointe Marina that was applied at closing in February 2019. During the year ended December 31, 2019, the Company deposited an additional approximately $45.8 million in escrow on deposit with the title company that were applied to the 2019 acquisitions that closed throughout the year. As of December 31, 2019, the Company had approximately $1.2 million in escrow on deposit with the title company related to the acquisitions of Great Oak Landing, Grider Hill Marina, Narrows Point Marina and Wisdom Dock Marina that closed in the first quarter of 2020, $2.5 million in escrow on deposit with the title company related to the acquisition of certain properties under Purchase and Sale Agreement (“PSA”) in the state of California and approximately $0.1 million escrow on deposit with the title company related to a cancelled acquisition that was refunded in February 2020 (See Note 16 – Subsequent Events for additional details).

Accounts Receivable

Accounts receivable consists primarily of storage rent due from boat owners who store their boats at our marinas. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of boat owners to make required payments for services. The allowance is maintained at a level believed adequate to absorb estimated receivable losses. The estimate is based on known and inherent credit risks, current economic conditions and other relevant factors including specific reserves for certain accounts. The Company charges off uncollectible accounts receivable once management has exhausted all reasonable efforts to collect the outstanding amounts and determines that it is probable that the amounts owed, net of expected recovery and legal expenses, will remain uncollectible. As of December 31, 2019 and 2018, the Company had an allowance for doubtful accounts of approximately $0.9 million and $0.7 million, respectively.

9

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

Insurance Proceeds Receivable

Insurance proceeds receivable consists primarily of property casualty insurance reimbursements expected to be received from the Company’s insurance carriers related to damage that occurred at the Company’s marina properties. As of December 31, 2019, the Company had an insurance proceeds receivable of approximately $0.4 million related to various property damages incurred. The Company expects to receive all reimbursements related to these claims during the first half of 2020. As of December 31, 2018, the Company had an insurance proceeds receivable of $0.7 million related to covered damages. In March 2019, the Company received the reimbursement and settled the claim.

Inventories

Inventories consist primarily of boat parts used in the Company’s service centers and retail related items such as merchandise used in the Company’s ship stores, gasoline and diesel fuel, and food and beverage products. Inventories at our marinas are stated at the lower of cost or fair value with cost determined using the weighted-average method. The Company owned and operated a hardware store during the years ended December 31, 2019 and 2018. However, the Company ceased operations of the hardware store during the year ended December 31, 2019. When the hardware store was operating, the associated inventory consisted primarily of point of sale home improvement and construction goods. The cost of the home improvement and construction goods were determined using the specific identification method. Management believes there is no material difference between these two cost determination methods. Inventory balances are reduced and expense is recognized through the appropriate cost of sales account when the inventory is sold.

Physical inventory counts are performed at marinas where inventory exists. Inventory records are adjusted accordingly to reflect actual inventory counts and any resulting shortage is recognized.

The Company establishes a reserve for excess, slow-moving, and obsolete inventory. The reserve is based on a review of stale inventory and historical inventory turns. The reserve for obsolete and excess inventory was approximately $0.3 million and $0.2 million as of December 31, 2019 and 2018, respectively.

Prepaid Expenses

Prepaid expenses consist of amounts paid in advance for goods and services to be received or performed in the future. These prepayments are an asset on the consolidated balance sheet until such time as the appropriate expense is recognized. The Company typically incurs prepayments associated with prepaid taxes, prepaid insurance, prepaid lease expense and prepaid vendor payments.

Interest Rate Instruments

On May 18, 2016, the Company entered into an interest rate cap with a notional amount of $60.0 million expiring on September 30, 2019, which limited the one-month LIBOR to 1.774% on its variable interest loans. On October 22, 2018, the Company amended the terms of its interest rate cap. The notional amount was reduced to $46.0 million, the expiration date was extended to September 14, 2023 and the one-month LIBOR limit was raised to 3.500% on its variable interest loans.

On January 20, 2017, in connection with the acquisition of the Brewer Yacht Yard Group (“BYYG”) portfolio of properties, the Company assumed an interest rate swap with a notional amount of approximately $44.1 million, a start date of December 31, 2018 and a maturity date of December 31, 2021. On October 22, 2018, the Company paid approximately $1.9 million to terminate its interest rate swap as presented in net cash provided by financing activities on the accompanying consolidated statements of cash flows.

On February 23, 2017, the Company entered into an interest rate cap with a notional amount of $21.0 million expiring on February 28, 2020, which limited the one-month LIBOR to 2.320% on its variable interest loans. On October 22, 2018, the Company terminated its interest rate cap and received a credit of $0.1 million as presented in net cash provided by financing activities on the accompanying consolidated statements of cash flows. The credit was applied to the purchase of a new interest rate cap which the Company entered into with a notional amount of $30.0 million effective on October 31, 2018 and expiring on September 14, 2023, which limits the one-month LIBOR to 3.500% on its variable interest loans.

10

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

On October 22, 2018, the Company entered into an interest rate cap with a notional amount of $154.0 million effective on October 31, 2018 and expiring on September 14, 2023, which limits the one-month LIBOR to 3.500% on its variable interest loans.

On October 22, 2018, the Company entered into an interest rate cap with a notional amount of $90.0 million effective on October 31, 2018 and expiring on September 14, 2023, which limits the one-month LIBOR to 3.500% on its variable interest loans.

On October 22, 2018, the Company entered into an interest rate cap with a notional amount of $30.0 million effective on October 31, 2018 and expiring on September 14, 2023, which limits the one-month LIBOR to 3.500% on its variable interest loans.

Upon review of ASC Topic 815 “Derivatives and Hedging,” the Company has determined that its interest rate caps and interest rate swap are free standing derivatives and all changes in fair value are reported in unrealized loss on interest rate instruments on the accompanying consolidated statements of operations. The interest rate caps are reported at fair value in other assets on the accompanying consolidated balance sheets. The interest rate swap is reported at fair value in other long-term liabilities on the accompanying consolidated balance sheets.

Property and Equipment

We capitalize purchases of furniture, fixtures and equipment (“FF&E”), major replacements and improvements and subsequently depreciate them over the related assets’ estimated useful lives. We expense routine maintenance and repairs as incurred.

Property and equipment is recorded at cost less accumulated depreciation and amortization. Depreciation of property and equipment is recorded on a straight-line basis over the estimated useful lives of the assets ranging from three to sixty-five years depending upon the asset classification.

Asset Class	Estimated Useful Life (in Years)
Buildings	15 - 65
Dock Improvements	15 - 40
Site Improvements	10 - 25
Furniture, Fixtures and Equipment	5 - 7
Software	3
Leasehold Improvements	Lesser of Lease Term or Useful Life of Asset

The Company engaged a valuation firm to evaluate and determine the fair value of acquired assets at the acquisition date. Property and equipment purchased as part of the initial asset acquisitions are recorded based on the valuation and allocated to land, building, site improvements, dock improvements and FF&E accordingly.

We remove the cost of assets sold, retired or impaired and the related accumulated depreciation or amortization from the consolidated balance sheets and include any resulting gain or loss on the disposal of those assets in the accompanying consolidated statements of operations. In instances where the disposed assets are associated with a property and casualty insurance claim, the associated loss is offset by the expected and probable insurance proceeds reimbursement.

During the year ended December 31, 2019, the Company recognized an approximately $5.0 million loss on the disposal of assets primarily related to disposals associated with ongoing marina improvement projects and damages incurred to dock improvements and buildings sustained due to extensive flooding from historic rains at many of our marina properties located in the Great Lakes and South Carolina. This is partially offset by $0.5 million insurance proceeds received for 2019 damages and $0.6 million received from the sale or disposal of certain assets.

11

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

During the year ended December 31, 2018, the Company recognized a $ 1.2 million loss on the disposal of assets primarily related to damages incurred to dock improvements and buildings sustained during Nor’easters at several of our marina properties located in the Northeast as well as floods from excessive rains at one of our marina properties in Kentucky. This is partially offset by approximately $0.5 million insurance proceeds received for 2017 damages and approximately $0.1 million received from the sale or disposal of certain assets.

Condominium Assets and Held for Sale Condominium Assets

The Company’s condominium assets consist of units located in the Duck Island Landing and Marina Way Landing condominium developments in Westbrook, CT that the Company acquired in January 20, 2017 as part of the acquisition of the Brewer Yacht Yard Group (“BYYG”) portfolio of properties.

During the year ended December 31, 2019, the Company sold six of the remaining eight units. As of December 31, 2019, Marina Way Landing is completely sold and two units remain listed and actively on the market at Duck Island Landing, for which approximately $0.5 million is classified as condominium assets within current assets on the accompanying consolidated balance sheets. In March 2020, one unit sold and the last remaining unit is under contract with an expected May 2020 closing date. Upon the completion of the sale of this unit, all condominium units will be sold.

During the year ended December 31, 2018, the Company sold 13 of the remaining 21 units. As of December 31, 2018, the Company had executed contracts with buyers for the sale of one additional unit, for which $0.3 million is classified as held for sale condominium assets on the accompanying consolidated balance sheets and is reported at the lower of carrying value or fair value less cost to sell. As of December 31, 2018, eight units remained listed and were actively on the market, for which approximately $2.0 million is classified as condominium assets within current assets on the accompanying consolidated balance sheets.

During each of the years ended December 31, 2019 and 2018, the Company recognized approximately $0.2 million in gains on the sale of condominium assets that are included in loss on the disposal of assets on the accompanying consolidated statements of operations.

Fair Value Measurements

We follow the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures.” ASC 820 establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. See Note 9 – Fair Value Measurements for additional details.

Debt Issuance Costs

Debt issuance costs are incurred in connection with obtaining or modifying financing arrangements. These costs are capitalized at cost and are generally reported as a direct reduction from the carrying value of the debt on the accompanying consolidated balance sheets. Debt issuance costs are amortized over the term of the related indebtedness, using the effective interest method. Issuance costs related to the Company’s revolver are capitalized at cost and are reflected in other assets on the accompanying consolidated balance sheets.

Total amortization expense related to debt issuance costs was approximately $1.9 million and $1.4 million for the years ended December 31, 2019 and 2018, respectively, and is included in interest expense on the accompanying consolidated statements of operations.

Intangible Assets, net

Intangible assets include $8.9 million and approximately $7.1 million for in-place leases and slip in-place leases as of December 31, 2019 and 2018, respectively, net of $7.4 million and $5.8 million of accumulated amortization as of December 31, 2019 and 2018, respectively. The value of in-place leases includes lost revenue, inclusive of market rents and expense reimbursements, which would be realized if the leases were to be replaced. The in-place leases are amortized using the straight-line method over the terms of the related leases ranging from seven to one hundred and twelve months.

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Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

Total amortization expense related to in-place leases and slip in-place leases was approximately $1.6 million and approximately $1.7 million for the years ended December 31, 2019 and 2018, respectively, and is included in depreciation and amortization expense on the accompanying consolidated statements of operations.

Goodwill

Goodwill represents the excess of costs of an acquired business over the fair value of the identifiable assets acquired less identifiable liabilities assumed. Goodwill is not amortized and is tested for impairment at least annually or more frequently if events or changes in circumstances arise. Upon formation in 2015, the Company recognized $1.9 million of goodwill related to the acquisition of IMG, which is the repository of employees for all of the marina properties. The goodwill is attributable to the intellectual capital of the IMG employees obtained.

As discussed above in Segment Information, we have one operating segment and do not have a reporting unit that exists below our operating segment. Goodwill is tested for impairment at the operating segment level. If the fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated and goodwill is written down to its implied fair value. The Company performs its goodwill impairment assessment on an annual basis as of October 1st or earlier as necessary if impairment indicators are identified.

Accounting Standards Update (“ASU”) 2011-08, “Testing of Goodwill for Impairment” allows entities testing goodwill for impairment the option of performing a qualitative assessment before calculating the fair value of a reporting unit (i.e. the first step of the goodwill impairment test). If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more-likely-than-not greater than the carrying amount, a quantitative calculation would not be needed. Upon review of qualitative factors, the Company determined that no impairment indicators existed as of December 31, 2019 and 2018. As a result, no impairment of goodwill was recognized during the years ended December 31, 2019 or 2018.

Impairment of Long-Lived Assets

The Company reviews its investments in marina properties for impairment whenever events or changes in circumstances indicate that the carrying value of the marina properties may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, adverse changes in the demand for rentals at the marinas due to declining national or local economic conditions and/or it becomes more-likely-than-not that a marina property will be sold before its previously estimated useful life expires.

When such conditions exist, the Company performs an analysis to determine if the estimated undiscounted future cash flows from operations and the proceeds from the ultimate disposition of a marina property exceed its carrying value. In estimating the undiscounted cash flows, the Company makes many assumptions and estimates, including projected cash flows, holding period, expected useful life, future capital expenditures, and fair values, which considers capitalization rates, discount rates, and comparable selling prices. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the related marina property’s estimated fair value is recorded and an impairment loss would be recognized. For the years ended December 31, 2019 and 2018, no such impairment charges have been recorded.

Earn-out Liability

In connection with the acquisition of Emeryville Marina, the Company recorded an earn-out liability to Emeryville Marina, LLC, the former owner of Emeryville Marina, if certain net operating income thresholds, as defined in the related contribution agreement, through December 31, 2018 were achieved. As the Company concluded it was probable at the time of acquisition in 2015 such thresholds would be met, the liability was recorded as additional consideration upon closing the acquisition. The earn-out was presented at fair value as of the end of each reporting period and measured on a recurring basis. As of December 31,

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Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

2018, the earn-out expired after it was determined that the thresholds were not met. As a result, the earn-out liability was relieved and the Company recognized a $1.2 million gain during the year ended December 31, 2018 that is included in gain on contingent consideration on the accompanying consolidated statements of operations.

In connection with the January 2017 acquisition of the 27 condominium units located in the Duck Island Landing and Marina Way Landing condominium developments in Westbrook, CT, the Company recognized an earn-out liability. In accordance with the combination agreement, as each unit is sold, the Company is obligated to remit 92% of the net proceeds from the sale to BYYG Condos, LLC as consideration for the unit. The earn-out liability captures this obligation and is presented at fair value as of the end of each reporting period and measured on a recurring basis.

As of December 31, 2019 and 2018, the Company had an earn-out liability of $0.4 million and $2.0 million, respectively, classified as earn-out on the accompanying consolidated balance sheets related to the liability associated with the unsold (and therefore unsettled) condominium units.

During the years ended December 31, 2019 and 2018, the Company paid approximately $1.9 million and approximately $3.5 million, respectively to settle the earn-out liability associated with sold condominium units. In addition, during the years ended December 31, 2019 and 2018, the Company recognized a $0.3 million and an insignificant amount, respectively, of loss on contingent consideration on the accompanying consolidated statements of operations.

Customer Deposits

Customer deposits consist of refundable deposits related to boat rentals, cabin rentals and boat storage and slip rentals.

Revenue Recognition

Storage revenues consist of slip and storage leases. Storage revenues are typically earned on a monthly basis over the course of the terms of the lease. The majority of storage leases have annual terms and are generally billed seasonally. Storage leases are paid annually, quarterly or seasonally. Similar to storage revenues, slip rentals are generally billed seasonally and revenues are recognized as earned on a monthly basis during the slip rental season. When payment is received in advance of being earned, those amounts are classified as deferred revenue. Deferred revenues are recognized at the time the earnings process is complete. Lease revenues are typically earned on a monthly basis. The Company recognizes lease revenues on a straight-line basis when rental agreements contain material escalation clauses. Rental income, which includes boat and lodging rentals, is earned when services have been rendered. Similarly, retail, fuel, restaurant, and service revenues are earned when items are purchased or services are rendered. Revenues are recognized net of taxes collected from customers and submitted to taxing authorities.

Management fee revenue consists of approximately $3.8 million of payroll reimbursement to IMG and $0.7 million in management fees paid from third party managed marinas for the year ended December 31, 2019 and approximately $3.5 million of payroll reimbursement to IMG and $0.7 million in management fees paid from third party managed marinas for the year ended December 31, 2018. The expense related to payroll reimbursements of the same amount is included in cost of management fee on the accompanying consolidated statements of operations. Management fee revenue is earned when payroll expenses are incurred and management services are rendered.

Other revenue includes expense reimbursements received from marina tenants, environmental impact fees, boat brokerage commissions, parking income and income earned from providing ancillary services and/or fees related to marina activities, such as pumpouts, hurricane haul out, common area maintenance, deck building, launch permit fees, hoist rentals and installations. In addition, customer late fees, chain fees and forfeited customer deposits are included in other revenue as these are recurring revenues associated with operations. Other revenue is earned when services are rendered or fees are earned. The Company recognized approximately $5.0 million and $4.1 million of utilities and property tax expense reimbursements

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Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

during the years ended December 31, 2019 and 2018, respectively. The Company recognized approximately $2.0 million and approximately $1.4 million of environmental impact fee reimbursements during the years ended December 31, 2019 and 2018, respectively. The Company employs yacht brokers at three of its marina properties. The Company recognized approximately $0.4 million and $0.2 million in commissions from boat sales during the years ended December 31, 2019 and 2018, respectively. The Company earns parking income at six of its marina properties by allowing non-marina customers to park on the premises or by charging for preferred assigned parking. The Company recognized approximately $0.7 million and approximately $0.3 million in parking income during the years ended December 31, 2019 and 2018, respectively. The Company recognized $4.4 million and $3.3 million in ancillary revenues during the years ended December 31, 2019 and 2018, respectively. The Company recognized approximately $0.5 million and approximately $0.6 million in late fee and forfeiture revenues during the years ended December 31, 2019 and 2018, respectively. Utilities reimbursements, environmental impact fees, brokerage commissions, parking income, ancillary revenues and late fee and forfeiture revenues are presented gross in other revenue on the accompanying consolidated statements of operations.

Operating Expenses

Operating expenses include expenses primarily related to providing rental services, operating retail, restaurants and fueling stations located on the marina properties and maintenance services.

Cost of rentals

Cost of rentals is expensed as incurred and includes costs such as laundry and linen, maintenance, rental boat fuel, and guest amenities.

Cost of retail, fuel and restaurants

Retail related items such as merchandise used in the Company’s ship stores, gasoline and diesel fuel, and food and beverage products are included in merchandise inventories and expensed as the merchandise is sold. Costs associated with operating restaurants are expensed as incurred.

Cost of service

Boat parts used in the Company’s service centers are included in merchandise inventories and expensed as the merchandise is sold. Labor is expensed as incurred.

Cost of management fees

The Company incurred approximately $3.9 million and $3.5 million of payroll expense related to 3rd party management for which IMG received reimbursements during the years ended December 31, 2019 and 2018, respectively. The reimbursements are recorded gross and are presented in management fee revenue on the accompanying consolidated statements of operations. The expenses are recorded gross and are included in cost of management fee on the accompanying consolidated statements of operations.

Selling, general and administrative expenses (“SG&A”)

The Company’s selling expenses include advertising and promotional costs associated with marketing and selling to new customers and efforts to retain customers. General and administrative (“G&A”) expenses include payroll for support functions including executive leadership, certain marina operations, mergers and acquisitions, finance, accounting, human resources, information technology, and legal services. In addition to the support functions, G&A also includes lease expense, property tax expense, property insurance expense, utilities expense and repair and maintenance expenses. SG&A expenses are recognized as incurred.

Advertising and promotion costs

Advertising, marketing and promotion costs are expensed as incurred and are included in SG&A expenses on the accompanying consolidated statements of operations. Advertising and marketing costs were approximately $1.6 million and $1.5 million during the years ended December 31, 2019 and 2018, respectively.

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Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

Other income, net

Other income, net is recognized when earned. Other income, net primarily consists of income earned from non-marina operations such as rebates earned from utilizing company credit cards and volume purchase discounts.

Income Taxes

The Company is considered a partnership for federal income tax purposes. Under current law, no federal income taxes are payable directly by the Company. The members of the Company are responsible for taxes on their respective shares of the Company’s net income or loss. The Company is subject to income tax in certain state and local jurisdictions. The impact of state and local taxes is $ 0.4 million and $0.1 million for the years ended December 31, 2019 and 2018, respectively, and is included in SG&A on the accompanying consolidated statements of operations.

Certain transactions of the Company may be subject to accounting methods for income tax purposes which differ from the accounting methods used in preparing these financial statements. Accordingly, the net income or loss of the Company and the resulting balances in members’ capital accounts reported for income tax purposes may differ from the balances reported for those same items on the accompanying consolidated financial statements.

There are certain differences between the tax basis and carrying values of the assets of the Company, predominantly related to real property and personal property located at marinas. The Company has made the election provided by section 754 of the Internal Revenue Code to adjust the tax basis of the Company’s assets with respect to purchases of equity interests in the Company to conform to the price paid by the purchaser. This election has the effect of conforming the inside basis of Company assets to the outside basis of the interests in the Company for purchasers of membership interests.

The Company’s tax returns are subject to examination by taxing authorities. The tax laws, rules, and regulations governing these returns are subject to varying interpretation. As a result, the amounts reported in tax returns could be changed upon final determination by taxing authorities. The statute of limitations for examination for the Company’s major tax jurisdictions remains open for the years ended December 31, 2019 and 2018.

ASC Topic 740-10, “Income Taxes – Overall,” requires the evaluation of uncertain tax positions to determine whether they meet the minimum recognition threshold based on the technical merits of the position. The Company makes a determination as to whether it is “more likely than not” that a tax position taken, based on its technical merits, will be sustained upon examination, including resolution of any appeals and litigation process. If the “more likely than not” threshold is met, the Company measures the related tax position to determine the amount of provision or benefit, if any, to recognize in the financial statements. If applicable, the Company classifies interest and penalties related to underpayment of income taxes as income tax expense. No income tax examinations are currently in process. There are insignificant amounts related to interest and penalties for the years ended December 31, 2019 and 2018, and management has determined that no material unrecognized tax benefits or liabilities exist as of December 31, 2019 and 2018.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash, accounts receivable and insurance proceeds receivables. Concentration of credit risk with respect to accounts receivable is limited due to the wide variety of customers to which the Company’s services are sold, as well as the dispersion of customers across many geographic areas. In addition, our credit risk is minimized with respect to our accounts receivable due to having the boats onsite as collateral. If amounts fall significantly past-due, we have the right to transfer ownership of the boat and sell it to eliminate or reduce outstanding receivables. Cash is placed with reputable institutions, and the balances may at times exceed federally insured deposit levels; however, the Company has not experienced any losses in such accounts. Concentration of credit risk with respect to insurance receivables is limited due to the coverage by an insurance syndicate (i.e. multiple carriers that provide coverage to the Company). Since the syndicate spreads the risks between carriers, the risk that our carriers would fail is de minimus.

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Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

Concentration of Market Risk

The Company has revenue concentrations of marinas in Rhode Island (13.77%), Connecticut (13.25%), and Florida (12.83%). While the marinas may have a high concentration of revenues by state, the Company does not have a high concentration of customers. The Company believes that its large number of boaters and diversity in the rest of its portfolio mitigates the concentration of market risk.

Certain impacts to public health conditions particular to the coronavirus (COVID-19) outbreak that occurred subsequent to year end may have a negative impact on the Company’s financial position and results of operations, which could include an increase in the allowance for bad debt and the associated write-offs and a decrease in sales. The extent of the impact to the Company’s financial performance will depend on future developments, including (i) the duration and spread of the outbreak, (ii) the restrictions and advisories, (iii) the effects on the financial markets, and (iv) the effects on the economy overall, all of which are highly uncertain and cannot be predicted. If these conditions exist for an extended period, the Company’s financial position and results of operations may be adversely affected.

Recently Adopted Accounting Pronouncements

Effective January 1, 2018, the Company adopted ASC 606 “Revenue from Contracts with Customers,” including the following ASUs using the modified transition method.

In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers – Deferral of the Effective Date” which deferred the effective date of ASU 2014-09 by one year. ASU 2014-09, “Revenue from Contracts with Customers,” outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. ASU 2014-09 outlines a five-step process for revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards, and also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Major provisions include determining which goods and services are distinct and require separate accounting, how variable consideration is recognized, whether revenue should be recognized at a point in time or over time and ensuring the time value of money is considered in the transaction price. ASU 2014-09 was effective for public entities with fiscal periods beginning after December 15, 2017 and is effective for all other entities with fiscal periods beginning after December 15, 2018 with early adoption permitted. The Company adopted ASU 2014-09 on January 1, 2018 and used the modified transition method. During review of the applicable ASC 606, “Revenue Recognition,” revenue streams, the Company did not identify any items necessary to record a transition adjustment to retained earnings as of the adoption date. However, the Company identified additional required disclosures associated with its management fee revenue as disclosed in the table below.

In accordance with ASC 606, the table below details the management fees from contracts with customers (in thousands):

Managed Property	Right to Renew	Term Ends	Related Party Transaction	Management Fees Collected in 2019	Management Fees Collected in 2018
Freeport Marina		Feb 2018		$—	$20
Harborage Marina	X	Dec 2019	X	185	171
Halifax Harbor		Aug 2019		36	75
Highport Marina	X	Nov 2022	X	32	—
Scott’s Landing	X	Dec 2019	X	153	143
Silver Lake Marina	X	Dec 2019	X	131	125
Twin Coves Marina	X	Dec 2019	X	66	60
Pineland Marina	X	Apr 2021		110	119

The Company’s management contract with Halifax Harbor ended during the year ended December 31, 2019. Subsequent to December 31, 2019, the Company’s management contract with Scott’s Landing, Silver Lake Marina, Twin Coves Marina and Harborage Marina automatically renewed for one additional year.

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Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

The Company’s management contract with Freeport Marina ended during the year ended December 31, 2018.

In March 2016, the FASB issued ASU 2016-08, “Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” which clarifies the principal versus agent guidance in ASU 2014-09. ASU 2016-08 clarifies how an entity should identify the unit of accounting for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements, such as service transactions. ASU 2016-08 also reframes the indicators to focus on evidence that an entity is acting as a principal rather than as an agent.

In April 2016, the FASB issued ASU 2016-10, “Identifying Performance Obligations and Licensing,” which amends certain aspects in ASU 2014-09. ASU 2016-10 amends how an entity should identify performance obligations for immaterial promised goods or service, shipping and handling activities and promises that may represent performance obligations. ASU 2016-10 also provides implementation guidance for determining the nature of licensing and royalties arrangements.

In May 2016, the FASB issued ASU 2016-12, “Narrow-Scope Improvements and Practical Expedients,” which clarifies certain aspects of ASU 2014-09 including the assessment of collectability, presentation of sales taxes, treatment of noncash consideration, and accounting for completed contracts and contract modifications at transition.

In December 2016, the FASB issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers,” which allows an entity to determine the provision for loss contracts at either the contract level or the performance obligation level as an accounting policy election.

Neither the adoption of ASC 606 nor the adoption of the associated ASUs discussed above, impacted the Company’s financial position or results of operations. However, the Company identified additional required footnote disclosures.

In August 2016, the FASB issued ASU 2016-15, “Classification of Certain Cash Receipts and Cash Payments.” ASU 2016- 15 is intended to reduce the diversity in practice around how certain transactions are classified within the consolidated statement of cash flows. ASU 2016-15 is effective for annual reporting periods beginning after December 15, 2018. The Company elected to early adopt ASU 2016-15. The adoption of ASU 2016-15 did not have an impact on the Company’s consolidated statements of cash flows.

In November 2016, the FASB issued ASU 2016-18, “Restricted Cash.” ASU 2016-18 is intended to reduce the diversity in practice around how restricted cash is classified within the statement of cash flows. ASU 2016-18 is effective for annual reporting periods beginning after December 15, 2018. The Company elected to early adopt ASU 2016-18. The adoption of ASU 2016-18 requires the Company to reconcile its cash flows to cash and restricted cash. Restricted cash is no longer separately disclosed.

In January 2017, the FASB issued ASU 2017-01, “Clarifying the Definition of a Business,” which narrows the definition of a business. ASU 2017-01 is effective for annual reporting periods beginning after December 15, 2018. Under the new guidance, acquisitions of a property with an in-place lease generally will no longer be accounted for as an acquisition of a business, but instead as an asset acquisition, meaning the transaction costs of these acquisitions will now be capitalized instead of expensed. Further, dispositions of properties generally no longer qualify as a disposition of a business and therefore will not be allocated goodwill. Effective January 1, 2018, the Company adopted ASU 2017-01. The adoption of ASU 2017-01 had a material impact to the Company’s financial position or results of operations. The Company concluded that many of its acquisitions during the year did not qualify as business combinations. The future impact of ASU 2017-01 on the Company’s consolidated financial statements will depend on the significance and nature of future acquisitions. As a result, approximately $ 2.3 million and $1.2 million of direct transaction costs were capitalized during the years ended December 31, 2019 and 2018, respectively. See Note 3 – Acquisitions for the additional information.

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Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

In May 2017, the FASB issued ASU 2017-09, “ Compensation—Stock Compensation: Scope of Modification Accounting,” which aims to (i) provide clarity, (ii) reduce diversity in practice, and (iii) reduce the cost and complexity of applying Topic 718 Compensation-Stock Compensation. ASU 2017-09 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period, for nonpublic entities for reporting periods for which financial statements have not yet been made available for issuance. Effective January 1, 2018, the Company adopted ASU 2017-09. The adoption of ASU 2017-09 did not have a material impact to the Company’s financial position or results of operations.

In June 2018, the FASB issued ASU 2018-07, “Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting,” which simplifies accounting for nonemployee share-based payments by expanding the scope of ASC 718 to include share-based payments granted to nonemployees in exchange for goods or services used or consumed in an entity’s own operations and supersedes the guidance in ASC 505-50, “Equity: Equity-Based Payments to Non-Employees.” ASU 2018-07 aligns much of the guidance on measuring and classifying nonemployee awards with that of awards to employees. ASU 2018-07 is effective for fiscal years beginning after December 15, 2018 with early adoption permitted but no earlier than the adoption of ASU 2014-09. Effective January 1, 2019, the Company adopted ASU 2018-07. The adoption of ASU 2018-07 did not have a material impact on the Company’s financial position, results of operations or cash flows.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases: Amendments to the FASB Accounting Standards Codification,” which amends the guidance on accounting for leases under ASC 842, “Leases.” ASC 842 was further clarified and amended within ASU 2017-13 “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842),” ASU 2018-01, “Leases: Land Easement Practical Expedient for Transition to Topic 842,” ASU 2018-10, “Codification Improvements to Topic 842, Leases,” ASU 2018-11, “Leases (Topic 842): Targeted Improvements,” ASU-2018-20, “Leases (Topic 842): Narrow-Scope Improvements for Lessors,” and ASU 2019-01, “Leases (Topic 842): Codification Improvements.” ASC 842 and these ASUs (“ASC 842”) require the recognition of right-of-use assets and lease liabilities on the balance sheet for leases with terms greater than twelve months or leases that contain a purchase option that is reasonably certain to be exercised. Lessees will classify leases as either finance or operating leases. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. Lessors’ accounting for leases will remain substantially unchanged. Lessors will still classify leases as operating, sales-type or finance type leases. The distinction between sales-type and direct financing leases has changed. Before the adoption of ASC 842, the test was to determine whether the fair value of the leased asset was different from the lessor’s cost or carrying amount (if so, the lease is a sales-type lease); in ASC 842, any lessor lease that meets the lessee finance lease tests (based on rents and guaranteed residuals due from the lessee) is a sales-type lease; direct financing treatment applies if the lease is capital only because a third-party residual guarantee causes the present value test to be met. The primary difference in accounting between a sales-type lease and a direct financing lease is that profit for a sales- type lease is recognized at inception, while profit for a direct financing lease is recognized over the life of the lease. Leveraged leasing is discontinued, though leveraged leases entered into before the effective date of ASC 842 can continue to be accounted for under ASC 840 unless they are modified. ASC 842 was originally effective for annual reporting periods beginning after December 15, 2019 but was recently delayed until January 1, 2021. Early adoption is permitted. Management is currently evaluating the impact of adopting ASC 842 on the Company’s financial position and results of operations.

In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 replaces the incurred loss impairment methodology associated with credit losses on financial instruments with a methodology that reflects expected credit losses and allows for the consideration of a broader range of reasonable and supportable information to determine credit loss estimates thus providing the users of financial statements with more decision-useful information. ASU 2016-13 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted but not earlier than fiscal years beginning after December 15, 2018. Management is currently evaluating the impact of adopting ASU 2016-13 on the Company’s financial position and results of operations.

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Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment.” ASU 2017-04 simplifies the measurement of goodwill impairment by removing the second step of the goodwill impairment test, which requires the determination of the fair value of individual assets and liabilities of a reporting unit. Under ASU 2017-04, goodwill impairment is to be measured as the amount by which a reporting unit’s carrying value exceeds its fair value with the loss recognized not to exceed the total amount of goodwill allocated to the reporting unit. ASU 2017-04 is effective for fiscal years beginning after December 15, 2020, with early adoption permitted for interim or annual goodwill impairment tests performed after January 1, 2017. The standard is to be applied on a prospective basis. Management is currently evaluating the impact of adopting ASU 2017-04 and does not anticipate a material impact to the consolidated financial statements once implemented.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement,” which amends ASC 820 to add, remove and modify certain disclosure requirements for fair value measurements and is effective for all entities for fiscal years beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted upon issuance of this ASU. An entity is permitted to early adopt any removed or modified disclosures upon issuance of this ASU and delay adoption of the additional disclosures until their effective date. The Company does not expect the adoption of ASU 2018-13 to have any impact on the Company’s financial position and results of operations but may require changes to the Company’s financial statement disclosures.

3. Acquisitions

Upon the acquisition of marina properties, the fair value of the marinas purchased is allocated to the acquired tangible assets (consisting of land, buildings, dock improvements, site improvements, and FF&E), and identifiable intangible assets and liabilities (consisting of goodwill, in-place leases, above-market and below-market leases). The Company utilizes methods similar to those used by independent appraisers in estimating the fair value of acquired assets and liabilities. The following methods and assumptions are used to estimate the fair value of each class of asset acquired and liability assumed:

•	Land: Market approach based on similar, but not identical, transactions in the market. Adjustments to comparable sales are based on both quantitative and qualitative data.

•	Depreciable property: Cost approach based on market comparable data to replace, adjusted for local variations, inflation and other factors.

•

In-place leases: Lease in place values are associated with all in-place leases. The value of the in-place leases includes lost revenue, inclusive of market rents and expense reimbursements, which would be realized if the leases were to be replaced.

•	Goodwill: Represents the excess of costs of an acquired business over the fair value of the identifiable assets acquired, less identifiable liabilities assumed.

•

Above-market and below-market leases: Lease values are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases and the Company’s estimate of fair market lease rates for the corresponding leases, measured over a period equal to the remaining non-cancelable term of the lease, including any renewal periods where the Company believes the renewal of the lease is probable.

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Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

The Company adopted ASU 2017-01 effective January 1, 2018. The Company applied the guidance while determining the appropriate accounting treatment for following acquisitions consummated during the years ended December 31, 2019 and 2018.

In accordance with ASU 2017-01, the Company must determine whether its marina acquisitions should be accounted for as an asset purchase or a business combination. ASU 2017-01 is a sub-topic of ASC 805. The guidance requires an entity to first evaluate whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets (the “screen test”). The term “substantially all” is intended to be applied consistently with how it is used in other areas of US GAAP (e.g., ASC 606 or ASC 842). Entities will need to apply judgment to determine what is considered “substantially all” because the standard does not provide a bright line for making this assessment. Consistent with ASC 606 and ASC 842 the “substantially all” criteria may be interpreted as at least 90%.

If that threshold is met, the acquisition is not considered a business. If the acquisition is not a business, the transaction is accounted for as an asset purchase instead of a business combination. Acquisitions accounted for as an asset acquisition require the transaction costs of these acquisitions to be capitalized instead of expensed. Transaction costs include closing costs and direct costs of the transaction, such as costs for services of lawyers and other third parties providing services such as surveys, appraisals, quality of earnings reviews, engineering investigations or finder’s fees.

The Company performed the required screen test and concluded that all of its 2019 acquisitions and many of its 2018 acquisitions met the screen test, as substantially all of the fair value of the acquired gross assets were concentrated in a group of similar identifiable assets, and did not meet the definition of a business. Therefore, they are accounted for as an asset purchase. The appropriate accounting treatment and conclusion is included in the details of the Company’s acquisitions below.

Old Port Cove Portfolio (“OPC”)

On February 28, 2018, the Company acquired a portfolio of 3 marinas, one restaurant and bar and one commercial building from Old Port Cove Equities, Inc. and Old Port Cove Holdings, Inc. for total consideration of approximately $64.1 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of OPC was a business and should be accounted for a business combination. In accordance with ASC 805, approximately $1.3 million of direct costs of the transaction associated with this acquisition were expensed. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique. Cash, accounts receivable, prepaid expenses, accounts payable, accrued liabilities, customer deposits and deferred revenue are short-term in nature and approximate fair value.

21

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

The following table summarizes the preliminary fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$43,844
Building	5,699
Site Improvements	1,374
Dock Improvements	12,580
Furniture, Fixtures, and Equipment	270
Inventories	151
Intangibles	1,233
Petty Cash/Cash Drawers	12
Accounts Receivable	1,168
Prepaid Expenses	104
Accounts Payable and Accrued Liabilities	(622)
Customer Deposits	(57)
Deferred Revenues	(1,649)

Total	$64,107

The following table summarizes the amounts of revenue and net income of OPC from the acquisition date through December 31, 2018 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$13,252
Net Income	3,130

The initial accounting for assets acquired and liabilities assumed in connection with the OPC acquisition was finalized during the year ended December 31, 2019 and required no changes.

Zahniser’s Yachting Center (“Zahniser’s”)

On March 7, 2018, the Company acquired Zahniser’s from the Albert Wright Zahniser III Trust and the Ellen Waugaman Zahniser Trust for total consideration of approximately $4.3 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Zahniser’s was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, $0.1 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$1,772
Building	1,135
Site Improvements	278
Dock Improvements	825
Furniture, Fixtures, and Equipment	369
Inventories	147
Intangibles	84
Working Capital (Deficit)	(314)

Total	$4,296

22

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

The following table summarizes the amounts of revenue and net income for Zahniser’s from the acquisition date through December 31, 2018 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$3,372
Net Income	70

Jefferson Beach Marina and Toledo Beach Marina (“Jefferson Beach and Toledo Beach”)

On June 13, 2018, the Company acquired Jefferson Beach and Toledo Beach from Littoral Associates LLC and TBM Associates LLC for total consideration of $30.1 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Jefferson Beach and Toledo Beach was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, approximately $0.4 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$9,911
Building	9,421
Site Improvements	1,380
Dock Improvements	9,990
Furniture, Fixtures, and Equipment	655
Inventories	240
Intangibles	355
Working Capital (Deficit)	(1,804)

Total	$30,148

The following table summarizes the amounts of revenue and net income for Jefferson Beach and Toledo Beach from the acquisition date through December 31, 2018 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$5,368
Net Income	44

Belle Maer Harbor (“Belle Maer”)

On October 9, 2018, the Company acquired Belle Maer from the Belle Maer Associates Limited Partnership for total consideration of approximately $11.1 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Belle Maer was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, $0.2 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

23

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$4,792
Building	1,579
Site Improvements	347
Dock Improvements	3,641
Furniture, Fixtures, and Equipment	99
Intangibles	136
Notes Receivable	717
Working Capital (Deficit)	(212)

Total	$11,099

The following table summarizes the amounts of revenue and net income for Belle Maer from the acquisition date through December 31, 2018 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$866
Net Income	304

Charleston Portfolio (“Charleston”)

On October 15, 2018, the Company acquired 3 marinas and a fuel dock with slips from various subsidiaries of The Beach Company for total consideration of $ 44.9 million including the issuance of 166,667 Safe Harbor Class A Units valued at approximately $6.3 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Charleston was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, $0.5 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$4,037
Building	3,004
Site Improvements	1,806
Dock Improvements	29,473
Furniture, Fixtures, and Equipment	6,588
Inventories	280
Intangibles	354
Working Capital (Deficit)	(641)

Total	$44,901

The following table summarizes the amounts of revenue and net income for the Charleston Portfolio since the acquisition date through December 31, 2018 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$4,186
Net Income	196

24

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

Westport Marina (“Westport”)

On February 19, 2019, the Company acquired Westport from Hobbs Marina Properties, LLC and Hobbs Westport Marina, LLC for total consideration of $8.3 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Westport was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, approximately $0.1 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$2,151
Building	3,817
Site Improvements	658
Dock Improvements	857
Furniture, Fixtures, and Equipment	1,013
Inventories	46
Working Capital (Deficit)	(222)

Total	$8,320

The following table summarizes the amounts of revenue and net income for Westport from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$2,893
Net Income	321

Regatta Pointe Marina (“Regatta Pointe”)

On February 28, 2019, the Company acquired Regatta Pointe from Regatta Pointe Investments, LLC and Van Der Noord Partners, LLP for total consideration of approximately $13.6 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Regatta Pointe was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, approximately $0.2 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Building	$8,900
Site Improvements	382
Dock Improvements	4,171
Furniture, Fixtures, and Equipment	41
Inventories	13
Intangibles	275
Working Capital (Deficit)	(219)

Total	$13,563

25

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

The following table summarizes the amounts of revenue and net income for Regatta Pointe from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$2,838
Net Income	508

One Particular Harbor renamed Pier 77 Marina (“Pier 77”)

On March 25, 2019, the Company acquired Pier 77 from Minto Marina, LLC for total consideration of $7.1 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Pier 77 was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, approximately $0.1 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$2,190
Building	2,164
Site Improvements	158
Dock Improvements	2,442
Furniture, Fixtures, and Equipment	487
Inventories	14
Intangibles	28
Working Capital (Deficit)	(348)

Total	$7,135

The following table summarizes the amounts of revenue and net loss for Pier 77 from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$851
Net Loss	(35)

New England Boatworks (“NEB”)

On May 7, 2019, the Company acquired NEB from the TDS Realty, LLC for total consideration of $40.2 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of NEB was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, $0.3 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

26

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$22,390
Building	3,935
Site Improvements	2,297
Dock Improvements	8,927
Furniture, Fixtures, and Equipment	2,873
Inventories	700
Intangibles	290
Working Capital (Deficit)	(1,194)

Total	$40,218

The following table summarizes the amounts of revenue and net income for NEB from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$11,272
Net Income	1,219

Chesapeake Yachting Center renamed Carroll Island Marina (“Carroll Island”)

On July 8, 2019, the Company acquired Carroll Island from Chesapeake Yachting Center, Inc. for total consideration of approximately $3.8 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Carroll Island was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, approximately $0.1 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$1,709
Building	722
Site Improvements	424
Dock Improvements	830
Furniture, Fixtures, and Equipment	381
Inventories	16
Intangibles	37
Working Capital (Deficit)	(327)

Total	$3,792

The following table summarizes the amounts of revenue and net income for Carroll Island from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$739
Net Income	15

Skull Creek Marina (“Skull Creek”)

On July 29, 2019, the Company acquired Skull Creek from SCM Partners, LLC for total consideration of $4.2 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of

27

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

Skull Creek was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, approximately $0.1 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$988
Building	153
Site Improvements	108
Dock Improvements	3,031
Furniture, Fixtures, and Equipment	8
Inventories	6
Intangibles	47
Working Capital (Deficit)	(141)

Total	$4,200

The following table summarizes the amounts of revenue and net income for Skull Creek from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$524
Net Income	76

Beaufort Downtown Marina (“Beaufort”)

Effective August 1, 2019, the Company entered into a lease with the City of Beaufort, South Carolina to assume the operations, including entitlement to the revenues, in exchange for variable lease payments and a guaranty to provide leasehold improvements at the city’s marina. See Note 10 Commitments and Contingencies for additional information about the terms of the lease. In connection with the lease, the Company acquired certain furniture, fixtures and equipment from the previous operator, Griffin Enterprises for total consideration of $16.8 thousand.

The following table summarizes the amounts of revenue and net income for Skull Creek from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$443
Net Income	37

Port Royal Landing Marina (“Port Royal”)

On August 19, 2019, the Company acquired Port Royal from Port Royal Landing Marina, Inc. for total consideration of approximately $2.2 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Port Royal was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, approximately $0.1 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

28

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$1,033
Building	195
Site Improvements	57
Dock Improvements	932
Furniture, Fixtures, and Equipment	10
Inventories	22
Intangibles	21
Working Capital (Deficit)	(112)

Total	$2,158

The following table summarizes the amounts of revenue and net income for Port Royal from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$343
Net Income	1

South Harbour Village Marina (“South Harbour”)

On September 30, 2019, the Company acquired South Harbour from South Harbour Village Associates, LLC, Wilmington Holding Corp, Tanlex Corp, Point Associates, LLC, and Linda L. Cronin, Trustee of several Cronin family trusts for total consideration of approximately $4.1 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of South Harbour was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, $0.1 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$667
Building	83
Site Improvements	365
Dock Improvements	2,916
Furniture, Fixtures, and Equipment	15
Inventories	7
Intangibles	60
Working Capital (Deficit)	(15)

Total	$4,098

The following table summarizes the amounts of revenue and net income for South Harbour from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$303
Net Income	1

29

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

Newport Shipyard (“Newport Shipyard”)

On October 1, 2019, the Company acquired Newport Shipyard from American Shipyard Co., LLC, and ASC Realty Co., LLC for total consideration of approximately $70.6 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Newport Shipyard was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, $0.2 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$17,157
Building	10,903
Site Improvements	10,851
Dock Improvements	18,701
Furniture, Fixtures, and Equipment	12,347
Inventories	231
Intangibles	367
Working Capital	40

Total	$70,597

The following table summarizes the amounts of revenue and net income for Newport Shipyard from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$4,358
Net Income	342

South Fork Marina (“South Fork”)

On October 8, 2019, the Company through SFJV acquired land in Fort Lauderdale, FL from Pier 17 Investments 2014, LLC for total consideration of $8.4 million, of which approximately $4.3 million was contributed by the non-controlling member. South Fork is not an operational marina as SFJV will construct the marina assets over the next two years. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of the land was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, approximately $10.1 thousand of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land Under Development	$8,404
Working Capital Deficit	(68)

Total	$8,336

The following table summarizes the amount of net loss for South Fork from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Net Loss Attributable to Safe Harbor	$(13)
Net Loss Attributable Non-Controlling Interest	(12)

30

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

Gaines Marina (“Gaines”)

On October 15, 2019, the Company acquired Gaines from Gaines Marina, Inc., CMS Marine Storage, LLC, and CMS Marina, LLC for total consideration of approximately $5.4 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Gaines was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, approximately $0.1 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$667
Building	1,949
Site Improvements	612
Dock Improvements	2,065
Furniture, Fixtures, and Equipment	242
Inventories	14
Intangibles	67
Working Capital Deficit	(244)

Total	$5,372

The following table summarizes the amounts of revenue and net loss for Gaines from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$169
Net Loss	(217)

Willsboro Bay Marina (“Willsboro Bay”)

On October 15, 2019, the Company acquired Willsboro Bay from Willsboro Bay Marina Inc. for total consideration of approximately $7.0 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Willsboro Bay was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, approximately $0.1 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$285
Building	1,017
Site Improvements	2,990
Dock Improvements	2,253
Furniture, Fixtures, and Equipment	495
Inventories	11
Intangibles	56
Working Capital Deficit	(157)

Total	$6,950

31

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

The following table summarizes the amounts of revenue and net loss for Willsboro Bay from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$67
Net Loss	(426)

Shelburne Shipyard (“Shelburne”)

On October 28, 2019, the Company acquired Shelburne from Shelburne Shipyard, Inc. for total consideration of $4.0 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Shelburne was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, approximately $0.1 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$2,456
Building	604
Site Improvements	399
Dock Improvements	456
Furniture, Fixtures, and Equipment	99
Inventories	83
Intangibles	30
Working Capital Deficit	(102)

Total	$4,025

The following table summarizes the amounts of revenue and net income for Shelburne from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$419
Net Income	31

Hideaway Bay Marina (“Hideaway Bay”)

On November 5, 2019, the Company acquired Hideaway Bay from Hideaway Bay Marina, Inc. for total consideration of approximately $23.1 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Hideaway Bay was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, $0.1 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

32

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Building	$563
Site Improvements	2,594
Dock Improvements	20,643
Furniture, Fixtures, and Equipment	73
Inventories	18
Intangibles	251
Working Capital Deficit	(1,073)

Total	$23,069

The following table summarizes the amounts of revenue and net income for Hideaway Bay from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$486
Net Income	190

Haverstraw Marina (“Haverstraw”)

On November 18, 2019, the Company acquired Haverstraw from Haverstraw Marina Corporation, Inc. for total consideration of approximately $5.8 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Haverstraw was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, approximately $0.1 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Building	$1,058
Site Improvements	1,324
Dock Improvements	3,630
Furniture, Fixtures, and Equipment	568
Inventories	31
Intangibles	201
Working Capital Deficit	(1,014)

Total	$5,798

The following table summarizes the amounts of revenue and net loss for Haverstraw from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$195
Net Loss	(283)

Pirate Cove Marina renamed Island Park Marina (“Island Park”)

On December 6, 2019, the Company acquired Island Park from Pirate Cove Marina, Inc. for total consideration of $4.5 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Island Park was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, approximately $0.1 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

33

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$1,792
Building	384
Site Improvements	277
Dock Improvements	2,105
Furniture, Fixtures, and Equipment	89
Inventories	9
Intangibles	41
Working Capital Deficit	(186)

Total	$4,511

Island Park is adjacent to Sakonnet Marina (“Sakonnet”) and has been integrated with Sakonnet’s operations. As a result, the revenues and operating expenses are reported as part of Sakonnet and are not available on a stand alone basis.

Siesta Key Marina (“Siesta Key”)

On December 9, 2019, the Company acquired Siesta Key from SK Marina, LLC and MADD Marine Holdings, LLC for total consideration of approximately $7.9 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Siesta Key was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, approximately $0.1 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$3,094
Building	937
Site Improvements	263
Dock Improvements	1,679
Furniture, Fixtures, and Equipment	1,963
Inventories	29
Working Capital Deficit	(74)

Total	$7,891

The following table summarizes the amounts of revenue and net income for Siesta Key from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$119
Net Income	38

34

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

Sunset Bay Marina (“Sunset Bay”)

On December 11, 2019, the Company acquired Sunset Bay from Investment Property Exchange Services, Inc. as Qualified Intermediary for Sunset Bay Marina, LLC and Investment Property Exchange Services, Inc. as Qualified Intermediary for Sunset Bay Marina I, LLC for total consideration of $7.8 million. The Company performed the ASU 2017-01 screen test and concluded that the acquisition of Sunset Bay was not a business and should be accounted for as an asset purchase. In accordance with ASU 2017-1, approximately $0.1 million of direct costs of the transaction associated with this acquisition were capitalized and are included in the total consideration above. The Company recorded the assets acquired and liabilities assumed using estimated fair value information based on a third party appraisal. This valuation is considered a Level 3 valuation technique.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the acquisition (in thousands):

Land	$1,046
Building	1,106
Site Improvements	39
Dock Improvements	5,842
Furniture, Fixtures, and Equipment	230
Inventories	5
Intangibles	66
Working Capital Deficit	(511)

Total	$7,823

The following table summarizes the amounts of revenue and net loss for Sunset Bay from the acquisition date through December 31, 2019 that are included in the accompanying consolidated statements of operations (in thousands):

Revenues	$25
Net Loss	(5)

ASC 805 requires the disclosure of certain supplemental pro forma financial information as if the business combinations that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period if practicable to do so as defined by ASC Topic 250 “Accounting Changes and Error Corrections.” It is impracticable for the Company to make these disclosures as the pre-acquisition financial information available to us was not prepared in accordance with GAAP and the additional information needed to adjust the financial data accurately is not available.

The Company incurred transaction costs that were not eligible to be capitalized of $1.9 million and approximately $2.9 million during the years ended December 31, 2019 and 2018, respectively.

35

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

4. Property and Equipment

Property and equipment acquired and invested in marina properties consisted of the following (in thousands):

	December 31, 2019	December 31, 2018
Construction in Progress	$29,620	$15,751
Land	243,859	186,234
Land Under Development	8,404	—
Buildings	192,045	148,521
Dock Improvements	344,095	277,130
Site Improvements	172,006	115,026
Furniture, Fixtures and Equipment	71,514	43,286
Software	2,830	692
Digital Assets	401	—
Leasehold Improvements	238	209

	1,065,012	786,849

Less Accumulated Depreciation	(113,587)	(73,236)

Total property and equipment, net	$951,425	$713,613

Property and equipment acquired and invested in marina properties serves as collateral for the Credit Facility discussed in Note 7.

During the years ended December 31, 2019 and 2018, the Company recognized depreciation expense of approximately $41.1 million and approximately $31.7 million, respectively, which is included in depreciation and amortization expense on the accompanying consolidated statements of operations.

Construction in progress includes purchases of equipment and renovations at the marina properties, which are expected to be completed at various dates throughout 2020.

5. Prepaid Expenses

A summary of prepaid expenses are as follows (in thousands):

	December 31, 2019	December 31, 2018
Prepaid Taxes	$2,185	$1,038
Prepaid Insurance	1,301	1,234
Prepaid Lease Expense	304	262
Prepaid Utility Deposits	—	82
Prepaid Other	3,703	950

Total prepaid expenses	$7,493	$3,566

36

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

6. Accounts Payable and Accrued Expenses

A summary of accounts payable and accrued expenses is as follows (in thousands):

	December 31, 2019	December 31, 2018
Accrued Payroll and Employee Benefits	$7,640	$6,028
Accrued Accounts Payable	6,256	5,062
Accounts Payable	1,549	3,772
Accrued Preferred Distributions	1,635	1,635
Accrued Lease Payable	1,300	632
Other Accrued Taxes	710	486
Accrued Property Taxes	471	577
Accrued Interest	4	800
Accrued Insurance	419	674
Accrued Liabilities	508	539

Total accounts payable and accrued expenses	$20,492	$20,205

7. Debt

As of January 1, 2018, approximately $258.1 million, $4.1 million and $24.2 million was outstanding under the Company’s senior credit agreement, as amended (“Original Credit Facility”) and its associated revolving line of credit (“Original Revolver”) and certain mortgage loans respectively, net of $4.2 million of debt issuance costs. In addition, the Company had $2.0 million of letters of credit pledged against the Original Revolver.

During the year ended December 31, 2018, the Company repaid approximately $0.2 million of the principal balance on its borrowings under the Original Credit Facility.

On August 16, 2018, the Company drew approximately $28.9 million on the Original Revolver. The proceeds were used to repay certain mortgage loans associated with Grand Isle Marina, Burnt Store Marina and Cape Harbour Marina in full on August 27, 2018. $0.2 million of unamortized deferred debt issuance costs on the mortgage loans were extinguished.

On September 14, 2018, the Company entered into a new senior credit agreement (“New Credit Facility”) with maximum borrowings available of approximately $700.0 million. Included in the maximum borrowing capacity was a $350.0 term loan and a $350.0 million revolver component (“New Revolver”) that can be used for future acquisitions, working capital or letters of credit. The New Credit Facility and New Revolver bore interest at one, two, three, or six month LIBOR (rounded to the nearest 1/32nd percent) plus variable rates between 1.50% and 2.50% and matured on September 14, 2023. The Company incurred $4.0 million of deferred debt issuance costs and $4.0 million of revolver issuance costs upon closing on the New Credit Facility and the New Revolver, respectively, and extinguished approximately $1.6 million of debt issuance costs ineligible for capitalization due to an existing lender relationship.

On September 14, 2018, in conjunction with entering the New Credit Facility, the Company repaid its $257.9 million of outstanding borrowings under the Original Credit Facility and approximately $59.4 million of outstanding borrowings under the Original Revolver. The Company extinguished approximately $1.9 million of unamortized deferred debt issuance costs and approximately $0.1 million of unamortized revolver issuance costs on the Original Credit Facility and the Original Revolver, respectively. In addition, the $1.2 million of letters of credit were transferred to the New Revolver.

Between January 1, 2018 and December 31, 2018, the Company drew $100.1 million on its revolving lines of credits, not including the amounts separately disclosed above. The Company repaid $49.2 million on the revolving lines of credits in addition to the amounts repaid in conjunction with entering the New Credit

37

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

Facility and New Revolver noted above. $66.1 million of the proceeds were used in connection with the OPC, Jefferson Beach and Toledo Beach and Charleston acquisitions. These borrowings incurred approximately $0.3 million of revolver issuance costs on the Original Revolver.

On October 11, 2019, the Company entered into the First Amendment to the senior credit agreement (“Amended Credit Facility”) with maximum borrowings available of approximately $1.0 billion. Included in the maximum borrowing capacity was a $500.0 term loan and a $500.0 million revolver component (“Amended Revolver”) that can be used for future acquisitions, working capital or letters of credit. The Amended Credit Facility and the Amended Revolver bear interest at one, two, three, or six month LIBOR (rounded to the nearest 1/32nd percent) plus variable rate between 1.375% and 2.250% and mature on October 11, 2024. The Company incurred $4.4 million of deferred debt issuance costs and $4.4 million of revolver issuance costs upon closing on the Amended Credit Facility and Amended Revolver and extinguished approximately $1.0 million of debt issuance costs ineligible for capitalization due to an existing lender relationship.

On October 11, 2019 in conjunction with entering the Amended Credit Facility, the Company rolled its $350.0 million of outstanding borrowings under the New Credit Facility and $150.0 million of outstanding borrowings under the New Revolver into the Amended Credit Facility. In addition, the Company rolled the remaining $22.0 million of outstanding borrowings under the New Revolver into the Amended Revolver and drew an additional $18.0 million on the Amended Revolver. The Company extinguished approximately $2.6 million of unamortized deferred debt issuance costs and approximately $0.4 million of unamortized revolver issuance costs on the New Credit Facility and New Revolver.

Between January 1, 2019 and December 31, 2019, the Company drew $239.5 million on its revolving lines of credits and repaid $27.0 million on the revolving lines of credits. $176.0 million of the proceeds were used in connection with the Westport, Regatta Pointe, Pier 77, New England Boatworks, Carroll Island, Skull Creek, Port Royal, South Harbour Village, Newport Shipyard, Hideaway Bay, Haverstraw, Island Park, Siesta Key and Sunset Bay acquisitions.

As of December 31, 2018, $350.0 million was outstanding under the New Credit Facility and is included on the accompanying consolidated balance sheets net of $3.4 million of debt issuance costs. As of December 31, 2018, the Company had a borrowing capacity of approximately $324.3 million under the New Revolver, which is the $350.0 million maximum borrowing capacity reduced by approximately $24.5 million of borrowings and the $1.2 million of letters of credit pledged against the New Revolver. As of December 31, 2018, the Company’s borrowing rate on the New Credit Facility was 4.44013% and the borrowing rate on the New Revolver ranged from 4.37888% to 4.44013%. As of December 31, 2018, the Company was in compliance in all respects with its debt covenants.

As of December 31, 2019, $500.0 million was outstanding under the Amended Credit Facility and is included on the accompanying consolidated balance sheets net of approximately $3.5 million of debt issuance costs. As of December 31, 2019, the Company had a borrowing capacity of $394.4 million under the Amended Revolver, which is the $500.00 million maximum borrowing capacity reduced by $105.0 million of borrowings and the approximately $0.6 million of letters of credit pledged against the Amended Revolver. As of December 31, 2019, the Company’s borrowing rate on the Amended Credit Facility was 3.45163% and the borrowing rates on the Amended Revolver ranged from 3.4411% to 3.5420%. As of December 31, 2019, the Company was in compliance in all respects with its debt covenants.

38

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

Debt consists of the following (in thousands):

	December 31, 2019	December 31, 2018
Credit Facility	$500,000	$350,000
Revolver	105,000	24,500

Total Debt	605,000	374,500
Less: Current Maturities	—	—
Less: Unamortized Deferred Debt Issuance Costs	3,490	3,429

Long-term Debt	$601,510	$371,071

The table below presents, as of December 31, 2019, the aggregate scheduled payments of principal for each of the next five years as follows (in thousands):

Debt
2020	$—
2021	—
2022	—
2023	—
2024	605,000

Total	$605,000

8. Intangibles, net

A summary of acquisition related intangibles as of December 31, 2019 is as follows (in thousands):

				Weighted
				Average
		Accumulated	Net Book	Amortization
December 31, 2019	Cost	Amortization	Value	Period
Acquisition Related Intangible Assets:
In-place Leases	$8,902	$(7,425)	$1,477	9 months
Goodwill	1,940	—	1,940
Acquisition Related Intangible Liabilities:
Below Market Leases	(3,353)	192	(3,161)	74 years

39

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

A summary of acquisition related intangibles as of December 31, 2018 is as follows (in thousands):

				Weighted
				Average
		Accumulated	Net Book	Amortization
December 31, 2018	Cost	Amortization	Value	Period
Acquisition Related Intangible Assets:
In-place Leases	$7,064	$(5,808)	$1,256	13 months
Goodwill	1,940	—	1,940
Acquisition Related Intangible Liabilities:
Below Market Leases	(3,353)	145	(3,208)	74 years

The amortization of in-place leases is approximately $1.1 million for 2020, approximately $0.2 million for 2021, $0.1 million for 2022, approximately $37.8 thousand for 2023, approximately $20.8 thousand for 2024 and approximately $15.5 thousand thereafter.

$3.1 million of the below market lease acquisition related intangible liability relates to 63 long term dock use agreements at Aqua Yacht Harbor. The terms of the agreements include common area maintenance fees paid to the marina but no other rent. Therefore, the difference between the contractual cash flows and the market cash flows for each lease were discounted to determine the below market lease liability. This liability is being amortized over the remaining term of these dock use agreements, which is 70 years. In addition, approximately $36.8 thousand of the below market lease acquisition related intangible liability relates to the below market ground lease at Cowesett Marina entered into with the United States Coast Guard that expires in 2077. This liability is being amortized over the remaining term of the ground lease, which is 57 years. The amortization for each of the next five years is approximately $45.4 thousand per year.

9. Fair Value Measurements

The Company follows the provisions of ASC 820, which establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:

•	Level 1 - Unadjusted quoted market prices for identical assets or liabilities in active markets that the Company has the ability to access.

•

Level 2 - Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, prepayment speeds, default rates, loss severities, etc.) or can be corroborated by observable market data.

•

Level 3 - Valuations based on models where significant inputs are not observable. The unobservable inputs reflect the Company’s own assumptions about the assumptions that market participants would use.

ASC 820 requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation. The Company’s financial assets and liabilities measured at fair value on a recurring basis include the Company’s interest rate cap, interest rate swap, the earn-out liability related to the Emeryville acquisition and the earn-out liability related to the condominium assets.

40

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

The fair values of cash, restricted cash, accounts receivable, insurance proceeds receivable, accounts payable and accrued expenses, customer deposits, other current assets and liabilities and deferred revenue approximate their carrying values because of the short-term nature of these financial instruments. These are classified as Level 1 in the hierarchy.

The fair value of the interest rate caps and interest rate swaps were estimated using a standard option model. These standard option models incorporate inputs such as interest rates. These market inputs are utilized in the discounted cash flow calculation considering the instrument’s term, notional amount, discount rate and credit risk. Significant inputs to the valuation for interest rate caps and swaps are observable in the active markets and are classified as Level 2 in the hierarchy.

During the year ended December 31, 2018, the interest rate swap was terminated. A valuation was not required as of December 31, 2018.

The Emeryville earn-out liability was settled for zero dollars as of December 31, 2018 since the minimum thresholds were not met. A valuation was not required as of December 31, 2018.

The fair value of the condominium assets earn-out liability was estimated using an income approach scenario based method (discounted cash flow method). The valuation method used relied on inputs based upon actual sales to date and observable general market data such as comparable company market data; however, significant inputs utilized in the valuation were unobservable and reflect assumptions made by the Company. As a result, the condominium assets earn-out is classified as Level 3 in the hierarchy.

The following table presents the key assumptions used to determine the fair value of the condominium assets earn-out using the income approach method described above (in thousands):

Valuation date	12/31/2019	12/31/2018
Sales Price to List Price Ratio	90.66%	88.00%
Net Proceeds to Sales Price Ratio	92.38%	92.00%
Expected years to sell off all units	0.69	2.76
Number of units sold per year	8.33	9.77
Relevered Beta	—	0.55
WACC - weighted average cost of capital	0.00%	8.50%
Short-term discount rate	0.00%	7.50%

The key assumptions noted above are re-valued using inception to date information.

We have variable rates on our credit facility and our revolver. In addition, we restructured our debt in October 2019 using the rates in effect at that time. The fair value of the debt with variable rates approximates carrying value as the interest rates of these amounts approximate market rates. The estimated fair value of the Company’s indebtedness at December 31, 2019 and 2018, approximated its gross carrying value. As of December 31, 2019 and 2018, the carrying value and fair value of the Company’s debt was $605.0 million and $374.5 million, respectively.

41

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

The following table presents our assets and liabilities measured at fair value on a recurring basis at December 31, 2019, as required by ASC 820 (in thousands):

Assets	Fair Value Measurements
	Level 1	Level 2	Level 3	Total
Interest rate caps included in other assets	$—	$209	$—	$209

Total assets measured at fair value	$—	$209	$—	$209

Liabilities
Condominium asset earn-out included in earn-out	$—	$—	$439	$439

Total liabilities measured at fair value	$—	$—	$439	$439

The following table presents our assets and liabilities measured at fair value on a recurring basis at December 31, 2018, as required by ASC 820 (in thousands):

Assets	Fair Value Measurements
	Level 1	Level 2	Level 3	Total
Interest rate caps included in other assets	$—	$1,942	$—	$1,942

Total assets measured at fair value	$—	$1,942	$—	$1,942

Liabilities
Condominium asset earn-out included in earn-out	$—	$—	$2,000	$2,000

Total liabilities measured at fair value	$—	$—	$2,000	$2,000

The following table summarizes the changes in fair value of the Company’s Level 3 liabilities (in thousands):

Fair Value Measurement of Liabilities Using Level 3 Inputs	Emeryville Earnout
		2018
Beginning balance		$1,200
Total gains (realized or unrealized):
Included in earnings		(1,200)
Transfers in and/or out of Level 3		—
Purchases, sales, issuances and settlements		—

Ending balance		$—

Fair Value Measurement of Liabilities Using Level 3 Inputs	Condominium Assets Earn-out
	2019	2018
Beginning balance	$2,000	$5,600
Total losses (realized or unrealized):
Included in earnings	46	33
Transfers in and/or out of Level 3	—	—
Purchases, sales, issuances and settlements	(1,607)	(3,633)

Ending balance	$439	$2,000

Although the Company has determined the estimated fair value amounts using available market information and commonly accepted valuation methodologies, considerable judgment is required in interpreting market data to develop fair value estimates. The fair value estimates are based on information available at December 31, 2019 and 2018. As such, the Company’s estimates of fair value could differ significantly.

42

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

10. Commitments and Contingencies

Restricted Cash

As of December 31, 2019, the Company had $0.2 million escrow on deposit under a PSA with Mears Point Associates and Great Oak Landing Limited Partnership to acquire the Narrows Point Marina and Great Oak Landing Marina that was released upon close of these transactions on January 27, 2020. The Company had $0.5 million escrow on deposit under a PSA with St. Thomas Glen Resorts, LLC to acquire Grider Hill Marina & Resort that was released upon close of the transaction on March 16, 2020. The Company had $0.5 million escrow on deposit under a PSA with Wisdom Fishing Camp Company to acquire Wisdom Resort & Marina that was released upon close of the transaction on March 16, 2020. The Company had $2.5 million in escrow on deposit under multiple PSAs to acquire certain marinas in California. In addition, the Company had approximately $0.1 million of escrow on deposit related to an asset purchase that did not close that was refunded in February 2020 (See Note 16 – Subsequent Events for additional details).

As of December 31, 2018, the Company had $0.5 million escrow on deposit under a PSA with Regatta Pointe Investments, LLC and Van Der Noord Partners, LLP to acquire the Regatta Pointe Marina that was released upon close of the transaction on February 28, 2019.

Insurance Deductible Reserve

As of December 31, 2019 and 2018, the Company reserved $0.3 million and $0.6 million, respectively, for insurance deductibles related to open claims that it is probable the Company will pay during the next 12 months. Included in this reserve are certain amounts related to insurance deductibles for environmental matters that the Company is remediating. The reserve is included in accounts payable and accrued liabilities on the accompanying consolidated balance sheets.

Ground Leases

The Company leases 10 different properties (Beaufort Downtown, Beaver Creek, Brady Mountain, Burnside, Eagle Cove, Hideaway Bay, Holly Creek, Jamestown, Pier 121 and Trade Winds) pursuant to various lease agreements with initial terms ending between December 31, 2021 and July 31, 2041 with certain leases containing renewal provisions for up to 25 years. These leases contain percentage rent payment terms. The annual percentage rent is calculated based upon total gross receipts, as defined in the lease. The percentage rates range from 2.0% to 4.6% based upon gross receipts from business operations conducted at the marinas that range from under $50 thousand to over $5 million.

The Company leases 11 properties (Anacapa Isle, Aqualand, Cabrillo Isle, Charleston City, Emerald Point, Emeryville, Haverstraw, New Port Cove, Old Port Cove, Regatta Pointe and Ventura Isle) with lease terms ending between December 31, 2023 (5 renewal options of 5 years) and August 31, 2054 (renewal option of 6 years) and these leases contain percentage rent and stated minimum lease payments.

The Company leases five properties (Aqua Yacht, Ballena Isle, Lakefront, Sandusky and Walden) with lease terms ending between December 31, 2028 and November 30, 2060. The Company also holds seven additional leases that are adjacent to properties owned by the Company for either parking lot space or submerged land (Charleston Bristol, Essex Island, Greenport, Jefferson Beach, Post Road, South Fork and Willsboro Bay) with lease terms ending between December 31, 2020 and December 3, 2040. Each of these leases contains stated minimum lease payments.

For the years ended December 31, 2019 and 2018, the Company recognized lease expense of $5.7 million and $4.8 million, respectively. In addition to ground leases, three properties (Emerald Point, Harbors View and Hideaway Bay) require annual permit and administrative fees in connection with marina operations. For the years ended December 31, 2019 and 2018, the Company recognized permit fees of approximately $0.1 million per year. Lease expense and permit and administrative fees are included in SG&A on the accompanying consolidated statements of operations.

43

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

In April 2016, the Company entered into a lease for office space for the corporate office expiring in October 2020. In October 2017, the Company entered into an additional lease for adjacent office space to expand the corporate office expiring in October 2020. In March 2019, the Company entered into a lease amendment that added adjacent office space and extended the existing leases until February 28, 2026. For the years ended December 31, 2019 and 2018, the Company recognized rent expense of $0.3 million and approximately $0.3 million, respectively, which is included in SG&A on the accompanying consolidated statements of operations.

Future minimum rental payments required under these leases and other operating leases (excluding extension options) for each of the years ending December 31 are as follows (in thousands):

Operating Leases
2020	$810
2021	975
2022	970
2023	968
2024	968
Thereafter	7,304

Total	$11,995

Future minimum permit fees required for each of the years ending December 31 are as follows (in thousands):

Permit Fees
2020	$75
2021	75
2022	75
2023	75
2024	75
Thereafter	1,384

Total	$1,759

Percentage and incentive rent is accrued when it is probable that the specified thresholds will be achieved. Percentage and incentive rent for the years ended December 31, 2019 and 2018 was approximately $5.2 million and $ 4.2 million, respectively, and is included in SG&A on the accompanying consolidated statements of operations.

Litigation

In 2017, the Company filed a lawsuit against the prior owner and the developer of Cape Harbour Marina due to a dispute over parking and ownership of an underground fuel system. As of December 31, 2019, the lawsuit is ongoing. The Company has incurred and will continue to incur legal and other costs in connection with this litigation. These costs were recognized as incurred in SG&A on the accompanying consolidated statements of operations.

In 2018, the Company learned that an unaffiliated and unauthorized company, with a similar name and business model, was infringing upon the Company’s trademarks. The Company filed a lawsuit against the unauthorized company for trademark infringement. The Company has incurred and will continue to incur legal and other costs in connection with this litigation. These costs were recognized as incurred in SG&A on the accompanying consolidated statements of operations.

In June 2018, after the acquisition of Toledo Beach Marina, the Company learned of an alleged improper toxic waste disposal by employees at the marina. The Company reported the pollution to the appropriate authorities and is in the process of remediating the damages. As of December 31, 2019, the Company has

44

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

reserved approximately $0.1 million in estimated insurance deductible that is included in accounts payable and accrued liabilities on the accompanying consolidated balance sheets. The Company has filed a claim with its insurer and expects the remaining costs to be covered. The Company may incur additional legal and other related costs but has not accrued these costs as of December 31, 2019 because they are not estimable at this time.

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. The likelihood of loss from these legal proceedings, based on definitions within contingency accounting literature, ranges from remote to reasonably possible to probable. Based on estimates of the range of potential losses associated with these matters, it is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on our consolidated financial position, results of operations or liquidity. However, the final results of legal proceedings cannot be predicted with certainty and if the Company fails to prevail in one or more of these legal matters, and the associated realized losses exceed our current estimates of the range of potential losses, our consolidated financial position or results of operations could be materially adversely affected in future periods.

11. Members’ Capital

At December 31, 2019, the members’ Class A percentage interests based on their contributions were as follows:

Member	Ownership %
AIM Marina Holdings, LLC	43.70%
Koch Poseidon Investments, LLC	36.85%
Brewer Yacht Yard Group Holdings, Inc.	9.38%
Weatherford Marinas Fund I LLC	2.80%
Company Management and Employees	2.43%
Emeryville LLC	2.26%
City Marina Company	1.15%
4 Queens LLC	0.83%
Grand Lake Marina, Ltd.	0.27%
Underwood Family Enterprises, LP	0.19%
Marinas-Kentucky, LLC	0.14%

At December 31, 2019, the members’ Class B percentage interests based on their contributions were as follows:

Member	Ownership %
Guggenheim Private Debt Fund Note Issuer 2.0, LLC	43.97%
Weatherford Marinas Fund I LLC	33.60%
Midland National Life Insurance Company	6.32%
NZC Guggenheim Fund, LLC	4.94%
Guggenheim Private Debt Fund 2.0-I, LLC	3.44%
Guggenheim Private Debt Fund 2.0, LLC	3.25%
Underwood Family Enterprises, LP	3.16%
Maverick Enterprises, Inc.	1.29%
Company Management and Employees	0.03%

45

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

Class A Units have voting rights and are eligible to receive up to a $2.28 per unit annual distribution upon declaration by the Board of Managers. Class B Preferred Units are non-voting units that rank senior in right of payment, distribution and liquidation to the Class A Units and are entitled to a 7% annual distribution. In accordance with the Fifth Amended and Restated Limited Liability Company Agreement (“LLC Agreement”), members’ capital is allocated to Class A Units and Class B Preferred Units based on the hypothetical liquidation at book value method in accordance with the liquidation provisions of the LLC Agreement based upon the following:

1)	the Class B Preferred Units to the extent of their unpaid preferred return,

2)	the Class B Preferred Units to the extent of their unreturned contributed capital, and

3)	the Class A Units.

During the year ended December 31, 2018, the Company recognized $2.3 million of equity issuance costs associated with the 2018 equity raise which is included in equity on the accompany consolidated balance sheets.

During the year ended December 31, 2018, the Company redeemed approximately $200 million of Class A Units and Class B Preferred Units.

12. Unit-Based Compensation

During the year ended December 31, 2019, the Company granted 187,201 Restricted Class A Units (“Restricted Units”) to certain employees. During the year ended December 31, 2018, the Company granted 125,000 Restricted Class A Units to certain employees and 3,500 Phantom Class A Units (“Phantom Units”). The Restricted Units and Phantom Units have an initial vesting criteria based on meeting certain performance conditions with subsequent vesting based on the passage of time. Restricted Units are eligible to receive quarterly distributions on units upon vesting. Phantom Units are not eligible to receive distributions until they are converted into Class A Units. Phantom Units may be settled with cash or Class A Units at the option of the Company upon a triggering event. The Company accounts for its unit-based compensation in accordance with ASC 718 (Topic 718, “Compensation—Stock Compensation”), which requires all unit-based payments, including grants of Restricted Units and Phantom Units, to be recognized in the consolidated financial statements over the requisite service period for each separately vesting tranche of the award. Compensation expense based upon the fair value of awards is recognized from the grant date to the vesting date on a tranche by tranche basis.

We estimate fair value of the Restricted Units and Phantom Units on the date of grant based upon the current fair value of the Class A units less the net present value of distributions not available to the holders over the vesting period utilizing a 15% and 20% cost of capital for Restricted Units and Phantom Units granted in 2019 and 2018, respectively. The current fair value was based upon a valuation performed by the Company in collaboration with our private equity sponsor. Forfeitures are recognized in the period that they occur.

46

Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

A summary of our restricted unit activity is as follows:

	Restricted Units & Phantom Units	Weighted Average Price at Grant
Outstanding at December 31, 2017	507,031	$21.01
Restricted and Phantom units granted	128,500	24.47
Restricted and Phantom units vested	(148,833)	20.95
Restricted and Phantom units forfeited	(31,401)	21.85

Outstanding at December 31, 2018	455,297	21.98
Restricted and Phantom units granted	187,201	33.89
Restricted and Phantom units vested	(159,219)	22.03
Restricted and Phantom units forfeited	(21,798)	26.78

Outstanding at December 31, 2019	461,481	26.80

During the years ended December 31, 2019 and 2018, the Company recognized approximately $4.5 million and approximately $4.3 million, respectively, of unit-based compensation expense. Unit-based compensation expense is recorded along with the employee payroll in SG&A expenses in the consolidated statements of operations.

As of December 31, 2019, there is approximately $5.5 million of compensation cost expected to be recognized from 2020 to 2024.

13. Employee Benefit Plans

401(k) Plan – The Company sponsors a 401(k) Savings Plan, which is a qualified defined contribution retirement plan for eligible employees. Participation in the 401(k) Savings Plan is voluntary and available to all employees 21 years of age or older effective on the date of hire. The 401(k) Savings Plan allows eligible employees to contribute, subject to IRS imposed limitations, to various investment funds. The Company has a discretionary matching provision. The Company’s matching contribution was $1.0 million and approximately $0.4 million during the years ended December 31, 2019 and 2018, respectively.

BYYG 401(k) Plan – In connection with the BYYG acquisition, the Company agreed to maintain the 401(k) Savings Plan in effect at BYYG through 2017. In December 2018, the BYYG 401(k) Savings Plan, which was a qualified defined contribution retirement plan for eligible legacy BYYG employees was terminated. The participant contributions and match (vested and unvested amounts) were merged into the Company’s 401(k) Plan.

14. Related Party Transactions

The Company has management agreements to manage five marinas that are partially owned by the Company’s co-founder and Chief Strategy Officer and Stan Johnson, the Company’s former Chief Operating Officer. In accordance with these agreements, the Company earned a fee of 4% of gross revenue minus cost of goods sold on a monthly basis or approximately $0.6 million and $0.5 million for the years ended December 31, 2019 and 2018, respectively, which is included in management fee revenues on the accompanying consolidated statements of operations. As of and during the year ended December 31, 2019, the Company paid $2.8 million of payroll and other reimbursable expenses on behalf of this related party, was reimbursed $2.6 million and was owed $0.1 million, net related to these management agreements included in accounts receivable, net on the accompanying consolidated balance sheets. As of and during the year ended December 31, 2018, the Company paid $2.7 million of payroll and other reimbursable expenses on behalf of this related party, was reimbursed $2.0 million and was owed $0.7 million related to these management agreements included in accounts receivable, net on the accompanying consolidated balance sheets.

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Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

The Company paid $0.5 million in management fees and approximately $21.1 thousand for expense reimbursements to American Infrastructure Funds (“AIM”) during the year ended December 31, 2019. The Company owed no amounts to AIM as of December 31, 2019. The Company paid $0.5 million in management fees and $ 0.2 million for expense reimbursements to AIM during the year ended December 31, 2018. The Company owed no amounts to AIM as of December 31, 2018. AIM is the Company’s private equity sponsor and has the controlling voting interest in the Company.

The Company paid approximately $1.9 million to BYYG Condos LLC towards the settlement of condominium earn-out liabilities during the year ended December 31, 2019. In addition, the Company reimbursed BYYG Condos LLC $47.1 thousand for agreed upon expenses. The Company had an earn-out liability of $0.4 million for BYYG Condos LLC for the remaining condominium units on the accompanying consolidated balance sheets as of December 31, 2019. The Company paid approximately $3.5 million to BYYG Condos LLC towards the settlement of condominium earn-out liabilities during the year ended December 31, 2018 and had approximately $0.3 million included in accounts payable and accrued liabilities on the accompanying consolidated balance sheets as of December 31, 2018. The Company had an earn-out liability of $2.0 million for BYYG Condos LLC for the remaining condominium units on the accompanying consolidated balance sheets as of December 31, 2018. The Company’s co-founder and Board of Managers member, John “Jack” Brewer, holds a majority ownership in BYYG Condos LLC.

On January 23, 2017, the Company entered into a promissory note receivable with James Phyfe, III, Senior Vice President, for approximately $56.9 thousand with proceeds used to purchase 2,844 Class A Units which collateralize the note receivable. The note matures on February 1, 2027 and includes a 3.75% annual percentage rate. During the year ended December 31, 2019, the Company received approximately $6.8 thousand in note receivable payments. Approximately $4.8 thousand was applied to the principal and $2.0 thousand was applied to interest. During the year ended December 31, 2018, the Company received approximately $7.0 thousand in note receivable payments. Approximately $5.1 thousand was applied to the principal and approximately $1.9 thousand was applied to interest. As of December 31, 2019 and 2018, the note receivable balance of approximately $42.9 thousand and $47.7 thousand, respectively, is included in equity on the accompanying consolidated balance sheets. The interest received is included in interest income on the accompanying consolidated statements of operations. The 2,844 Class A Units that were issued are included in equity on the accompanying consolidated balance sheets.

On April 18, 2018, the Company entered into a promissory note receivable with James Sharkey, General Manager of Zanhiser’s, for $5.0 thousand with proceeds used to purchase a 10% non-controlling interest in Beverage Zahniser’s LLC. The note receivable is due on demand and includes a 2.11% annual percentage rate. The note receivable of $5.0 thousand is included in equity on the accompanying consolidated balance sheets.

The Company paid $19.1 thousand and $23.6 thousand to Landon Potts for legal services related to filing liens and recovering bad debts during the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019 and 2018, there were no amounts owed to Landon Potts. Landon Potts is the daughter of the Company’s President, Rives Potts.

The Company paid approximately $22.7 thousand to Norris McLaughlin and $11.0 thousand to Norris McLaughlin and Zeichner Ellman & Krause for legal services during the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019 and 2018, there were no amounts owed to these firms. William Brewer was a partner at Zeichner Ellman & Krause and is currently a partner at Norris McLaughlin. Mr. Brewer is Jack Brewer’s son.

The Company paid $25.0 thousand and $50.0 thousand to Bud and Rives Sutherland for acquisition related finder’s fees during the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019 and 2018, there were no amounts owed to the Sutherlands. Bud and Rives Sutherland are the brother in law and nephew, respectively, of the Company’s President, Rives Potts. The finder’s fee paid in 2019 related to the lease assumption at Beaufort is included in acquisition related expenses on the accompanying consolidated statement of operations. The finder’s fee paid in 2018 related to the Charleston acquisition was capitalized and in included in property and equipment, net on the accompanying consolidated balance sheets.

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Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

The Company paid $49.1 thousand to Breden Marine Service during the year ended December 31, 2019 for marine air conditioning repair services. As of December 31, 2019, there were no amounts owed to Breden Marine Service. Mark Breden, the owner of Breden Marine Service, is the brother of Todd Breden, General Manager at Yacht Haven Marina in Connecticut.

From time to time, the Company makes true-ups to or receives payments from current employees who are former owners of the Company’s acquired properties. These true-up payments primarily represent accounts receivable payments received that the Company receives from customers related to balances that were owed to the seller prior to the acquisition date. The true-up payments may also be due to us for vendor payments made on the seller’s behalf.

15. Supplemental Cash Flow Information

A summary of supplemental cash flow is as follows for the years ended December 31, 2019 and 2018 (in thousands):

	2019	2018
Cash paid for interest	$21,446	$13,348
Non-Cash Disclosures
Purchases/Improvements of property and equipment in accounts payable and accrued expenses	$2,610	$778
Accrued preferred equity distributions to members in accounts payable and accrued expenses	1,635	1,635
Class A units issued in connection with the Charleston Portfolio acquisition	—	6,250

16. Subsequent Events

On January 21, 2020, the Company acquired Jamestown Boatyard located in Jamestown, RI for $6.5 million in cash.

On January 27, 2020, the Company acquired Great Oak Landing located in Chestertown, MD for approximately $2.7 million in cash and Mears Point Marina renamed Narrows Point Marina located in Grasonville, MD for approximately $13.7 million in cash. In connection with these transaction, $16.0 million of deposits in escrow with the title company were utilized, of which approximately $15.8 million was deposited in January 2020.

On February 5, 2020, the Company received an approximately $0.1 million refund from the title company for fees held in escrow related to a transaction that was cancelled.

On February 14, 2020, the Company distributed approximately $10.7 million to its members.

On March 16, 2020, the Company acquired Grider Hill Marina & Resort located in Albany, KY for approximately $7.9 million in cash and Wisdom Resort & Marina located in Albany, KY for $4.0 million in cash. In connection with these transaction, $ 13.2 million of deposits in escrow with the title company were utilized, of which approximately $12.2 million was deposited in February 2020. Upon closing, the Company was refunded $1.3 million related to over funding the escrow with the title company.

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Safe Harbor Marinas, LLC

Notes to the Consolidated Financial Statements

On March 21, 2020, the Company determined that it met the yield requirements to vest the LTIPs issued to certain employees in 2019. In addition, the LTIPs granted in 2018 time vested the second 25%, the LTIPs granted in 2017 time vested the third 25% and the LTIPs granted in 2016 vested the final 22.5%.

Between January 1, 2020 and April 8, 2020, the Company funded an additional approximately $1.9 million of deposits in escrow with the title company related to the certain properties under PSA. As of April 8, 2020, the Company has approximately $4.4 million of refundable deposits in escrow with the title company. The Company is under PSA with seven sellers to acquire certain properties in Alabama, California, Georgia, Maine, Maryland, North Carolina, and South Carolina. Many of these contracts are in the diligence phase with consummation expected in 2020.

Between January 1, 2020 and April 8, 2020, the Company drew $78.0 million on the revolver including the amounts used to fund the Jamestown Boatyard, Great Oak Landing, Narrows Point Marina, Grider Hill Marina & Resort and Wisdom Resort & Marina acquisitions disclosed above, and repaid $15.0 million on the revolver.

In connection with the acquisitions that closed subsequent to December 31, 2019, the Company allocated the identifiable assets acquired and identifiable liabilities assumed using the estimated fair value information based on third party appraisals. The valuation is considered a Level 3 valuation technique.

The following table summarizes the preliminary fair value of the assets acquired and the liabilities assumed in the acquisitions that closed subsequent to December 31, 2019 (in thousands):

Land, Intangibles, and Tangible Marina Assets (Real and Personal Property)	$37,485
Working Capital (Deficit)	(2,689)

Total	$34,796

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